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ROBERT HALF INTERNATIONAL INC.

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ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Wednesday, May 4, 2011

9:00 A.M.

To the Stockholders:

The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. (the “Company”) will be held at 9:00 a.m. on Wednesday, May 4, 2011 at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

1. To elect seven directors.

2. To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors for 2011.

3. To approve the continuation of the Stock Incentive Plan.

4. To cast an advisory vote on executive compensation.

5. To cast an advisory vote on the frequency of advisory votes on executive compensation.

6. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on March 9, 2011 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 4, 2011

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2010 Annual Report to Stockholders are available at http://www.rhi.com/14aFilings and http://www.rhi.com/AnnualReport, respectively.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN KAREL
Secretary

Menlo Park, California

March 23, 2011

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

ROBERT HALF INTERNATIONAL INC.

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the “Board”) of Robert Half International Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company’s stockholders is March 23, 2011. The proxy is solicited for use at the annual meeting of stockholders (the “Meeting”) to be held at 9:00 a.m. on Wednesday, May 4, 2011, at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 9, 2011 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 9, 2011, the Company had outstanding and entitled to vote 147,245,436 shares of its common stock, $.001 par value (“Common Stock”).

A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. Solicitation of proxies may be made by directors, officers or employees of the Company by telephone or personal interview as well as by mail. Costs of solicitation will be borne by the Company.

An automated system administered by the Company’s transfer agent will tabulate votes cast at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders or with respect to election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved or a nominee has been elected.

NOMINATION AND ELECTION OF DIRECTORS

There are seven nominees for director. All of the nominees are presently directors of the Company. The present term of office of all directors will expire upon election of directors at the Meeting. The full Board of Directors will be elected at the Meeting to hold office until the next annual meeting and until their successors are elected.

Proxies cannot be voted for more than seven persons. Directors are elected by a majority of the votes of the shares present in person or represented by proxy and entitled to vote at the Meeting. Proxies solicited by the Board will be voted “FOR” the election of the nominees named below unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

Directors

The following table lists the name of each nominee for election as director, the age on the mailing date of this proxy statement and the year current service as a director began.

Name	Age	Director Since
Andrew S. Berwick, Jr.	77	1981
Edward W. Gibbons	75	1988
Harold M. Messmer, Jr.	65	1982
Barbara J. Novogradac	50	2009
Robert J. Pace	48	2009
Frederick A. Richman	65	2008
M. Keith Waddell	53	1999

Biographical Information

Mr. Berwick has been President of Berwick-Pacific Corporation, a real estate development company, for more than the past five years. He is Chairman Emeritus of California Healthcare System.

Mr. Gibbons is a private investor. For more than five years prior to and through 2008, he was owner and president of Gibbons & Co., Inc., a private merchant banking firm.

Mr. Messmer has been Chairman of the Board since 1988 and Chief Executive Officer since 1987. From 1985 through 2004 he served as President.

Ms. Novogradac has been president of Novogradac Investment Company, a private real estate investment company that invests in residential rental properties, land development opportunities and light industrial commercial assets, since 2001. From 1990 to 2001, Ms. Novogradac held various positions with the Company, including Senior Vice President and Controller.

Mr. Pace is a retired partner and managing director of Goldman, Sachs & Co. He was with Goldman Sachs for over twenty years and held numerous senior leadership positions with that firm.

Mr. Richman has been a Consultant to Deloitte Tax, LLP since 2008. From 2001 to 2008, he was a Principal with Deloitte Tax, LLP. Prior to 2001 he was a senior partner with O’Melveny & Myers LLP, a law firm. Mr. Richman also served as a director of the Company from 1994 through 2001.

Mr. Waddell has been Vice Chairman of the Board since 1999, President since 2004 and Chief Financial Officer since 1988. He served as Treasurer from 1987 until 2004.

Other Public Company Directorships

From January 1, 2006 through the present, the following directors have held directorships with other public companies:

Mr. Gibbons served as a director of Jack in the Box Inc. and a member of its Executive Committee and its Finance Committee through 2006. Jack in the Box Inc. is an operator and franchisor of fast-food restaurants.

Mr. Messmer has served as a director of HCP, Inc., and a member of its Compensation Committee and its Nominating and Corporate Governance Committee, from 1985 through the present. HCP, Inc. is a real estate investment trust that focuses on the health care industry.

Qualification to Serve As Director

The Nomination and Governance Committee has determined that each of the nominees is qualified to continue to serve as a director of the Company. The reasons for these determinations are as follows:

Mr. Berwick has substantial private investment and entrepreneurial experience. He has served as a director of the Company since 1981, during which time the Company has experienced substantial growth.

Mr. Gibbons has substantial experience as proprietor of merchant and investment banking firms. He has served as a director of the Company since 1988, during which time the Company has experienced substantial growth.

Mr. Messmer has been Chairman since 1988 and Chief Executive Officer since 1987, during which time he has directed and presided over the Company’s substantial growth. More details regarding Mr. Messmer and the Company’s growth during his tenure is contained below in the section titled “Board of Directors Leadership Structure.” He has been a director since 1982.

Ms. Novogradac has financial expertise derived from her experience as president of a real estate investment company, with a major public accounting firm and as controller of the Company.

Mr. Pace has substantial investment banking experience as a former senior member of Goldman, Sachs & Co., including service on its Investment Banking Division’s global Operating Committee.

Mr. Richman has financial expertise as a senior tax expert with both O’Melveny & Myers LLP, a law firm, and Deloitte Tax, LLP. He served as a director of the Company from 1994 through 2001 and from 2008 through the present.

Mr. Waddell has more than 24 years of service as Chief Financial Officer, during which time the Company experienced substantial growth, and has been a director since 1999.

Retiring Director

J. Stephen Schaub, age 70, who has served as a director of the Company since 1989, has decided to retire. His term of office will end on the date of the Annual Meeting of Stockholders and he will not stand for re-election. The Board of Directors has determined to not replace Mr. Schaub at the present time but to instead reduce the size of the Board from eight to seven effective on the date of the Annual Meeting.

Executive Officers

The following table lists the name of each current executive officer of the Company, his age on the mailing date of this proxy statement, and his current positions and offices with the Company:

Name	Age	Office
Harold M. Messmer, Jr.	65	Chairman of the Board and Chief Executive Officer
M. Keith Waddell	53	Vice Chairman of the Board, President and Chief Financial Officer
Paul F. Gentzkow	55	President and Chief Operating Officer-Staffing Services
Robert W. Glass	52	Executive Vice President, Corporate Development
Michael C. Buckley	44	Executive Vice President, Chief Administrative Officer and Treasurer
Steven Karel	61	Executive Vice President, Secretary and General Counsel

Mr. Gentzkow has been President and Chief Operating Officer-Staffing Services since 2004. From 2000 until 2004, he served as Executive Vice President, Operations. For more than five years prior to his election as an executive officer, he served as Director of Field Operations.

Mr. Glass has been Executive Vice President, Corporate Development since 2004. From 1993 until 2004, he served as Senior Vice President, Corporate Development. From 1987 until 1993 he served as Vice President.

Mr. Buckley has been Treasurer since 2004 and Executive Vice President and Chief Administrative Officer since 2007. He was Vice President from 2001 through 2007 and served as Controller, Corporate Accounting from 1999 until 2004. From 1995 through 1999, he held various other positions with the Company.

Mr. Karel has been General Counsel of the Company since 1989, Secretary since 1993 and Executive Vice President since 2009. He served as Senior Vice President from 2007 through 2009 and Vice President from 1989 through 2007.

The executive officers of the Company are also officers of the Company’s wholly owned subsidiaries.

All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under “Employment Agreement and Potential Payments upon Termination or Change in Control” below.

There are no family relationships between any of the directors or executive officers.

BENEFICIAL STOCK OWNERSHIP

The following table sets forth information as of February 28, 2011, concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director or nominee for director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before April 30, 2011 (“Exercisable Options”). All persons have sole voting and investment power except as otherwise indicated.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock
FMR LLC. 82 Devonshire Street Boston, MA 02109	10,711,185	(a)	7.3%
T. Rowe Price Associates 100 E. Pratt Street Baltimore, MD 21202	9,368,428	(b)	6.4%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	8,854,279	(c)	6.0%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,626,132	(d)	5.9%
Andrew S. Berwick, Jr.	681,539	(e)	0.5%
Edward W. Gibbons	198,062	(f)	0.1%
Harold M. Messmer, Jr.	3,117,072	(g)	2.1%
Barbara J. Novogradac	97,872	(h)	0.1%
Robert J. Pace	13,950	(i)	0.0%
Frederick A. Richman	32,050	(j)	0.0%
J. Stephen Schaub	2,772,091	(k)	1.9%
M. Keith Waddell	2,301,136	(l)	1.6%
Paul F. Gentzkow	1,381,341	(m)	0.9%
Robert W. Glass	506,292	(n)	0.3%
Michael C. Buckley	213,200	(o)	0.1%
Steven Karel	424,464	(p)	0.3%
All executive officers and directors as a group (12 persons)	11,739,069		7.8%

(a)	Information is as of December 31, 2010, the latest date for which information is available to the Company. According to a Schedule 13G filed by FMR LLC, which identified itself as a parent holding company, Edward C. Johnson 3d, Chairman of FMR LLC, and members of his family, collectively own 49% of the voting power of FMR LLC and may constitute a controlling group with respect to FMR LLC. The shares are held directly by the following entities controlled by FMR LLC: Fidelity Management & Research Company Strategic Advisors, Inc., FIL Limited and Pyramis Global Advisors Trust Company, each of which owns such shares in their capacities as investment adviser, investment manager or bank. According to the Schedule 13G, Edward C. Johnson 3d and FMR LLC each has sole dispositive power with respect to all of such shares and sole voting power with respect to 1,610,035 of such shares. Neither Edward C. Johnson 3d nor FMR LLC has the sole power to vote or direct the voting of shares held by the Fidelity Funds, which power resides with the board of trustees of the Fidelity Funds.

(b)	Information is as of December 31, 2010, the latest date for which information is available to the Company. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. According to a Schedule 13G filed by Price Associates, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 2,461,002 of such shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(c)	Information is as of December 31, 2010, the latest date for which information is available to the Company. According to a Schedule 13G filed by Capital Research Global Investors, which identified itself as an investment advisor and as a division of Capital Research and Management Company, sole dispositive power and voting power is held with respect to all of such shares.

(d)	Information is as of December 31, 2010, the latest date for which information is available to the Company. According to a Schedule 13G filed by BlackRock, Inc., which identified itself as a parent holding company, sole dispositive power and voting power is held with respect to all of such shares.

(e)	Includes 96,000 shares that may be acquired upon the exercise of Exercisable Options, 15,050 shares acquired pursuant to Company benefit plans, as to which shares Mr. Berwick has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 501,270 shares held in various trusts as to which Mr. Berwick has voting and dispositive power.

(f)	Includes 65,445 shares which are pledged and as to which Mr. Gibbons has voting power but not dispositive power and 96,000 shares that may be acquired upon the exercise of Exercisable Options and 15,050 shares acquired pursuant to Company benefit plans, as to which shares Mr. Gibbons has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(g)	Includes 920,843 shares that may be acquired upon the exercise of Exercisable Options, 779,030 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, an aggregate of 17,419 shares held in a trust as to which Mr. Messmer has voting and dispositive power and 1,392,172 shares as to which Mr. Messmer shares voting and dispositive power with his wife.

(h)	Includes 16,600 shares held by Novogradac Rivers Foundation, as to which shares Ms. Novogradac shares voting and dispositive power but in which she has no pecuniary interest, and 10,850 shares acquired pursuant to Company benefit plans, as to which shares Ms. Novogradac has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(i)	Includes 11,625 shares acquired pursuant to Company benefit plans, as to which shares Mr. Pace has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(j)	Includes 13,175 shares acquired pursuant to Company benefit plans, as to which shares Mr. Richman has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(k)	Includes 72,000 shares that may be acquired upon the exercise of Exercisable Options, 47,072 shares as to which Mr. Schaub shares voting and dispositive power with his wife, 100,000 shares held by the Sunrise Investment Partners II, LP, of which Mr. Schaub is general partner and a limited partner, 38,000 shares held by The Schaub Foundation which are pledged and as to which Mr. Schaub shares voting power but has neither dispositive power nor pecuniary interest and 1,704 shares owned by Mr. Schaub’s wife and 15,050 shares acquired pursuant to Company benefit plans, as to which shares Mr. Schaub has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(l)	Includes 493,257 shares that may be acquired upon the exercise of Exercisable Options, 544,343 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 1,263,536 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(m)	Includes 416,650 shares that may be acquired upon the exercise of Exercisable Options, 406,872 shares that were acquired pursuant to company benefit plans, as to which shares Mr. Gentzkow has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, an aggregate of 40,000 shares held in various trusts as to which Mr. Gentzkow has voting and dispositive power and 517,819 shares as to which Mr. Gentzkow shares voting and dispositive power with his wife.

(n)	Includes 84,330 shares that may be acquired upon the exercise of Exercisable Options, 120,532 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, 294,950 shares as to which Mr. Glass shares voting and dispositive power with his wife and 3,000 shares held by Mr. Glass’s children.

(o)	Includes 87,745 shares that may be acquired upon the exercise of Exercisable Options, 100,342 shares acquired pursuant to Company benefit plans, as to which shares Mr. Buckley has sole voting power but as to which shares disposition is restricted pursuant to the terms of such plans and 25,113 shares as to which Mr. Buckley shares voting and dispositive power with his wife.

(p)	Includes 50,429 shares that may be acquired upon the exercise of Exercisable Options, 112,757 shares acquired pursuant to Company benefit plans, as to which shares Mr. Karel has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 261,278 shares as to which Mr. Karel shares voting and dispositive power with his wife.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the Company. The Committee is also mindful of the fact that the Company’s industry is fractured with a myriad of private firms owned by entrepreneurial individuals or financed by private equity firms representing the Company’s most effective competition in many markets. Successful competitors generate large financial rewards to the owners as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company’s compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent and the Committee believes the Company’s compensation program achieves this result.

The Committee believes that the Company has an outstanding management team which has produced excellent returns since the inception of the Company’s current business in 1986. The Company’s management has been stable for over two decades: five of the executive officers (Messrs. Messmer, Waddell, Gentzkow, Glass and Karel), have been with the Company since the 1980s. Mr. Messmer negotiated the purchase of Robert Half Incorporated, the predecessor to the Company, in 1986 and has been responsible for recruiting the officers and other managers with whom he has directed the growth of the Company ever since that time. This includes the formation of Protiviti, which, since its formation in 2002, has grown from revenues of $18 million in its first full quarter of operation to approximately $386 million of annual revenues in 2010. The annual revenues of Robert Half Incorporated at the time of its purchase in 1986 were approximately $7 million. In fiscal 2010, the Company’s revenues were approximately $3.2 billion.

In the opinion of the Compensation Committee, the Company is fortunate to have a group of outstanding leaders who possess not only considerable management talent, but also great entrepreneurial vision as demonstrated by a series of highly successful new divisions added to the Company’s business since 1991, including the aforementioned Protiviti subsidiary. The Committee’s view is that, as a personal services business, it is in the Company’s long term best interest to be known as an organization offering the opportunity to achieve superior remuneration in the industry. The Company believes the vast majority of such remuneration should be contingent on achieving outstanding results and, indeed, makes bonuses subject to achievement of goals the Committee sets and, further, makes annual grants of equity incentives subject to partial or total forfeiture subject to achievement of goals set by the Committee. The Compensation Committee’s policy to provide the opportunity for top level compensation and incentives for extraordinary results has been essentially unchanged for many years, and it is believed that the success of this policy is reflected by the superior results that management has achieved for the Company.

In the view of the Compensation Committee, management achieved excellent results in 2010, as noted below:

1.	The Company’s Earnings per Share for 2010 were approximately 85% higher than the Earnings per Share for the prior year, notwithstanding the fact that the Company increased its workforce by 9% to position it for future growth as the economy allows.

2.	The Company had positive operating cash flow of $176 million in 2010, which helped to fund approximately $96 million in stock repurchases on the open market, $35 million in capital expenditures, and the payment of $77 million in dividends to stockholders. The cash dividend has been raised every year since it was initiated in 2004.

3.	The Company has returned $1.4 billion to stockholders during the past five years in the form of either dividends or stock repurchases.

4.	The Company’s accounts receivable collection period remained virtually unchanged during the year, which contributed significantly to cash flow.

5.	The Company ended the year with $315 million in cash and cash equivalents, and virtually no debt. Longstanding, conservative financial policies have left the Company with the financial resources to expand as the economy allows.

6.	The Company retained all key executives and field personnel even in the difficult economy, which it believes is critical to its future success.

Compensation for the Company’s Named Executive Officers for 2010 as compared with 2009 was as follows:

• Base Salary	No Change
• Annual Performance Bonus	+85%
• Stock Awards – Number of Shares	No Change
– Value on Grant Date	+51%

In 2010, an independent study of executive compensation in the staffing industry for the prior year (the latest year for which public information was available) was published by Staffing Industry Analysts, Inc. While the compensation of Harold M. Messmer, Jr., the Company’s CEO, was in the top quartile when expressed in absolute numbers, it was in the bottom quartile when expressed as a percentage of market capitalization.

Each component of compensation is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention and (e) such other information it deems appropriate. The Compensation Committee does not assign specific weights to these factors. However, the most important of these factors is the Company’s performance and, as described in this Compensation Discussion and Analysis, the vast majority of executive compensation is highly contingent upon the Company’s results. Based on its long term experience and the historical success of the Compensation Committee’s philosophy, the Compensation Committee has not recently retained a compensation consultant nor does it benchmark against a specific peer group. However, it does, from time to time, consider executive compensation at competitors and other companies, including such factors as compensation as a percentage of market capitalization. After such review, it makes its ultimate determinations using its business judgment based upon its evaluation of such information and its long term experience with the Company. While the Compensation Committee receives input from the Chief Executive Officer and Chief Financial Officer and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Committee. While the Compensation Committee is responsible for executive officers’ compensation, the philosophy of providing the opportunity for superior remuneration for superior long term performance is applied to all of the Company’s professionals. The Company believes its long term success is due to its ability to attract top talent capable of superior performance and that the Company’s compensation practices are an important element in the Company’s continuing ability to attract top talent.

As part of its effort to emphasize performance based compensation, the Compensation Committee has set base salaries at levels it considers modest and which, in the case of Messrs. Messmer and Waddell, have not been increased since 1998. The Committee instead heavily weights remuneration toward performance based compensation. An examination of the Summary Compensation Table will show that the vast majority of each executive’s compensation consists of performance based restricted share awards under the stockholder approved Stock Incentive Plan and performance based cash payments earned under the stockholder approved Annual Performance Bonus Plan. (With respect to Messrs. Messmer and Waddell, less than 6% of 2010 compensation came from base salary.) A detailed description of how these two plans operate appears in their descriptions below under the “Grants of Plan-Based Awards” table, and such description should be read in conjunction with this Compensation Discussion and Analysis. As indicated by the descriptions of these plans in this Compensation Discussion and Analysis and below under the “Grants of Plan-Based Awards” table, the actual amounts paid are highly contingent upon the achievement of positive results. Earnings per share has been chosen as the measurement factor with respect to both of these plans because the Compensation Committee believes it is directly linked to stockholder value. The emphasis on performance based restricted share awards further ties management compensation to the long-term interests of stockholders. If actual diluted earnings per share for the performance period do not equal or exceed the specified target that was established by the Compensation Committee, all or a portion of the award is forfeited, as described below. (Restricted share awards are not increased, even if actual diluted earnings per share exceed the target.) Even after the performance period has ended and any downward adjustment in the number of shares has been made, shares are still not released to the executive officers. The time vesting provisions must still be satisfied. Therefore, the actual value of what the executive officer ultimately receives is determined by how the Company’s stock price varies between the grant date and the vesting date. If the share price increases, then the executive officer benefits along with the Company’s stockholders. If the share price decreases, the executive officer’s ultimate payout also declines. In addition, both cash bonuses and share awards are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

As described below and in the descriptions of the Stock Incentive Plan and the Annual Performance Bonus Plan that appear under the “Grants of Plan-Based Awards” table, each award under these plans is subject to reduction or elimination depending upon final earnings per share, and only the Annual Performance Bonus Plan permits the final award to be in excess of the target award (pursuant to a set straight-line formula in the event actual earnings per share exceed target earnings per share and subject to a cap). Each year, the Committee adopts a target earnings per share for the year that it believes is realistically possible to achieve but not easily achieved. The fact that these targets are realistic but not easy goals is borne out by the fact that, with respect to the last thirteen years, the annual target earnings per share set for compensation purposes was achieved five times and was not achieved eight times. Whenever the target is not achieved, the award is subject to reduction, as described below under the “Grants of Plan-Based Awards” table.

As is its customary practice, in setting the target earnings per share, the Compensation Committee considered the Company’s annual strategic plan, consensus Wall Street estimates and other items. For 2010, the target earnings per share for purposes of the Stock Incentive Plan and the Annual Performance Bonus Plan was set by the Compensation Committee at $.48. The actual earnings per share for the year was $.44. Pursuant to the formulas in these two plans (which formulas are not identical and are described below), cash awards to each executive under the Annual Performance Bonus Plan were decreased but there was no forfeiture with respect to restricted stock awards under the Stock Incentive Plan.

The Annual Performance Bonus Plan provides that bonuses shall be computed in accordance with a formula specified in the plan. The two factors determined by the Compensation Committee are the Target EPS for the year and each individual’s Target Bonus. For 2010, the Compensation Committee chose for the Target EPS the internal forecast that had been adopted by the entire Board of Directors, which forecast was $.48 per share. This Target EPS for 2010 represented an 100% increase as compared to the actual earnings per share of $.24 achieved for 2009. The Compensation Committee then determined that an 100% increase in earnings per share performance should result in an 100% increase in bonus. It therefore set each individual’s Target Bonus for 2010 at 100% more than his actual bonus for 2009. Pursuant to the pay for performance formula in the Annual Performance Bonus Plan, any variation in actual earnings per share from Target EPS results in a corresponding variation in actual bonus from Target Bonus by the same percentage. Because actual earnings per share for 2010 was $.44, which is 92% of the Target EPS of $.48, each executive officer’s 2010 actual bonus was 92% of his 2010 Target Bonus. Earnings per share for 2010 were approximately 85% higher than earnings per share for 2009, and this resulted in an approximate 85% increase in cash bonuses for 2010 over 2009.

When making its determination with respect to its annual discretionary grant of restricted shares to each executive, the Compensation Committee considers such items as the value of the previous year’s grant, the number of shares granted the previous year, the price of the Company’s stock, the performance of the Company in the prior year, the target EPS the Committee has set for the coming year, the levels of other compensation granted to the executive and the total compensation package for the executive. The Compensation Committee does not assign specific weights to individual items. Rather the Compensation Committee exercises its business judgment based, in large part, on the Compensation Committee’s long-term experience in compensating the management team in a manner that incents them to produce favorable results for shareholders consistently.

The restricted stock grants for 2010 were made by the Compensation Committee at its February 10, 2010, meeting. At that time, when the Compensation Committee considered the factors discussed above, it decided to grant awards for the same number of shares as the last prior grant. This resulted in a 51% increase in the grant date fair value of the 2010 restricted stock award as compared to the 2009 award. However, as stated above, the Target EPS applicable to the 2010 grant was 100% greater than the actual EPS for 2009.

Pursuant to the formula for the Stock Incentive Plan, the actual earnings per share are divided by the target earnings per share, yielding a “Performance Goal Ratio.” The “Multiplier” used to determine actual retention of restricted stock grants is defined as (a) 1, if the Performance Goal Ratio is equal to or exceeds 0.9, (b) 0, if the Performance Goal Ratio is less than 0, or (c) 0.1 plus the Performance Goal Ratio in all other cases. After the Multiplier is determined, it is multiplied by each executive officer’s restricted stock grant to determine how many shares he may retain. Any shares in excess of this product are forfeited. For 2010, the Performance Goal Ratio was .92, which equals the actual earnings per share of $.44 divided by the target earnings per share of $.48. The Multiplier based on a Performance Goal Ratio of ..92 is equal to 1, so no shares were forfeited pursuant to this formula.

The Compensation Committee has also exercised negative discretion. When the target earnings per share was set with respect to the Stock Incentive Plan and the Annual Performance Bonus Plan for 2005, it was done on the assumption that certain proposed accounting rules that would negatively impact earnings per share would be adopted and made applicable during the year. When the accounting rules were not adopted, the result was an increase in earnings per share that had nothing to do with performance. At year end, the Compensation Committee made appropriate adjustment in the awards so that management would not receive a benefit from this non-performance related factor.

Restricted stock grants made after July 28, 2009, do not receive dividends until after both the performance condition and time vesting requirements have been satisfied. Dividends declared prior to the satisfaction of both requirements are accrued but not paid. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited. The restricted stock grants made on February 12, 2009, were subject to such limitation only with respect to their performance condition. Restricted stock grants made in 2008 and earlier receive any dividends declared with respect to the Company’s outstanding shares.

The Company has not granted options to executive officers since October 2004. The Compensation Committee currently has no plans to make option grants in the future, but reserves the right to do so.

The Compensation Committee believes that awards under the Stock Incentive Plan and the Annual Performance Bonus Plan, considered in the context of each individual’s total compensation package and the conditions applicable to such awards, are at levels necessary for retention of the current executive officers so that they can continue to provide superior results to stockholders. It also believes that the ratio of total compensation among the Named Executive Officers is appropriate for purposes of internal equity.

As indicated by the tables appearing below, in addition to the foregoing compensation, each executive also participates in non-tax-qualified deferred compensation arrangements. The Compensation Committee considers deferred compensation arrangements to be appropriate for a corporation of similar size to the Company, and, in light of the moderate salaries, long service and historical results of management, believes that the amounts have been set at reasonable levels, particularly in light of the fact that the Company does not have tax-qualified retirement arrangements for these executives. The Committee does not believe it is appropriate to offset these benefits by the value received from equity and other performance based compensation because these arrangements serve different purposes and both are at levels the Committee believes to be reasonable. A detailed description of how the deferred compensation arrangements operate is set forth below in the two paragraphs under the “Nonqualified Deferred Compensation” table.

The Stock Incentive Plan and Annual Performance Bonus Plan have been drafted to comply with Section 162(m) of the Internal Revenue Code. Compensation in compliance with such Section is fully deductible for income tax purposes. The other components of compensation are subject to the limitations of Section 162(m), which provides that any amounts above $1,000,000 paid in one year to certain executive officers are not tax deductible. In the past, such items have not exceeded $1,000,000 in one year for any individual, so there has been no limitation of tax deductibility.

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not necessarily limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Various agreements, as described elsewhere in this Proxy Statement, provide for severance benefits in the event of a termination of employment before or after a change in control. (See the discussion below in connection with the “Nonqualified Deferred Compensation” table and the discussion below under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”) As indicated by such text, the triggering events and benefits vary among each such arrangement, plan or agreement. Such triggering events and benefits were selected by the Compensation Committee in the light of competitive conditions and customary practices at the time of their implementation and the Committee believes that they continue to be reasonable.

COMPENSATION TABLES

2010 Summary Compensation Table

The following table summarizes compensation for the Named Executive Officers (the Chief Executive Officer, the Chief Financial Officer and the three other executive officers who had the highest compensation for 2010) in accordance with Securities and Exchange Commission rules.

						Stock Awards(a)							Change in Pension Value and Nonqualified Deferred Compensation Earnings(d)
Name and Principal Position	Year	Salary		Bonus		Number of Shares	Market Value on Grant Date(b)		Option Awards		Non-Equity Incentive Plan Compensation(c)				All Other Compensation(e)		Total
Harold M. Messmer, Jr.	2010		$525,000		$0	244,515		$6,553,002		$0		$1,515,762		$457,844		$564,319		$9,615,927
Chairman and Chief Executive Officer	2009		$525,000		$0	244,515		$4,349,922		$0		$822,086		$945,331		$419,547		$7,061,886
	2008		$525,000		$0	0		$0		$0		$5,708,900		$404,117		$520,020		$7,158,037

M. Keith Waddell	2010		$265,000		$0	166,986		$4,475,225		$0		$758,818		$66,982		$483,212		$6,049,237
Vice Chairman, President and Chief Financial Officer	2009 2008	$ $	265,000 265,000	$ $	0 0	166,986 0	$ $	2,970,681 0	$ $	0 0	$ $	411,551 2,857,979	$ $	42,459 41,650	$ $	341,814 648,483	$ $	4,031,505 3,813,112

Paul F. Gentzkow	2010		$265,000		$0	119,276		$3,196,597		$0		$682,936		$55,595		$377,647		$4,577,775
President and Chief Operating Officer-Staffing Services	2009 2008	$ $	265,000 265,000	$ $	0 0	119,276 0	$ $	2,121,920 0	$ $	0 0	$ $	370,396 2,572,180	$ $	35,155 34,151	$ $	266,803 555,058	$ $	3,059,274 3,426,389

Robert W. Glass	2010		$245,000		$0	36,975		$990,930		$0		$214,998		$26,207		$141,990		$1,619,125
Executive Vice President, Corporate Development	2009		$245,000		$0	36,975		$657,785		$0		$116,606		$16,499		$107,470		$1,143,360
	2008		$245,000		$0	0		$0		$0		$809,760		$16,395		$198,170		$1,269,325

Steven Karel	2010		$245,000		$0	34,590		$927,012		$0		$98,647		$17,442		$119,830		$1,407,931
Executive Vice President, Secretary and General Counsel	2009		$245,000		$0	34,590		$615,356		$0		$53,502		$10,914		$94,442		$1,019,214

(a)	Prior to 2008, it was the practice of the Compensation Committee to make restricted stock grants at its regular fall meeting (in October or November), with each grant subject to a performance condition based upon earnings per share for the next calendar year. The last grant made on such schedule was made in October 2007, with 2008 being the performance period. In 2008, the Compensation Committee decided to change this practice and make grants at the beginning of the year to which the performance condition applies. Accordingly, the grants for 2010 and 2009 were each made in February of the year rather than in the fall of the prior year. The absence in the table of a grant for the calendar year 2008 reflects this change in timing, which resulted in no grant being made during such year. The number of shares granted in October 2007 to Messrs. Messmer, Waddell, Gentzkow, Glass and Karel were 244,515, 166,986, 119,276, 36,975 and 34,590, respectively. The respective values on the grant date of these grants were $7,357,456, $5,024,609, $3,589,015, $1,122,578 and $1,040,813.

(b)	All amounts in this column represent grant date fair value of the underlying stock at the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting.

(c)	Consists of cash payments made under the Annual Performance Bonus Plan, as described below the “Grants of Plan-Based Awards” table.

(d)	Consists of interest in excess of the applicable IRS rate on nonqualified deferred compensation plans determined in accordance with applicable regulations. See the “Nonqualified Deferred Compensation” table below for further information.

(e)	The amounts in this column consist of the following: (i) $81,629, $153,570, $142,188, $68,999 and $51,547 allocated for the benefit of Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively, pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table, and (ii) $482,690, $329,642, $235,459, $72,991 and $68,283 for Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively, as dividends on unvested restricted shares. The restricted stock grants made in 2010 do not receive dividends until after both the performance condition and time vesting requirements have been satisfied. Dividends declared prior to the satisfaction of both requirements are accrued but not paid. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited. The restricted stock grants made in 2009 were subject to such limitation only with respect to their performance condition. See the discussion above under the heading “Compensation Discussion and Analysis” and below under the heading “Description of Restricted Stock Grants under the Stock Incentive Plan”.

2010 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Harold M. Messmer, Jr.	n/a	$822,086	$1,644,172	$3,288,344	n/a	n/a	n/a	n/a	n/a	n/a	n/a
M. Keith Waddell	n/a	$411,551	$823,102	$1,646,204	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Paul F. Gentzkow	n/a	$370,396	$740,792	$1,481,584	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Robert W. Glass	n/a	$116,606	$233,212	$466,424	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Steven Karel	n/a	$53,502	$107,004	$214,008	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Harold M. Messmer, Jr.	2/10/10	n/a	n/a	n/a	24,452	244,515	244,515	0	0	n/a	$6,553,002
M. Keith Waddell	2/10/10	n/a	n/a	n/a	16,699	166,986	166,986	0	0	n/a	$4,475,225
Paul F. Gentzkow	2/10/10	n/a	n/a	n/a	11,928	119,276	119,276	0	0	n/a	$3,196,597
Robert W. Glass	2/10/10	n/a	n/a	n/a	3,698	36,975	36,975	0	0	n/a	$990,930
Steven Karel	2/10/10	n/a	n/a	n/a	3,459	34,590	34,590	0	0	n/a	$927,012

Description of the Annual Performance Bonus Plan

Non-equity awards consist of an annual cash bonus opportunity pursuant to the Annual Performance Bonus Plan, which was originally approved by stockholders in 1994 and was most recently re-approved by stockholders in 2010. The target bonus amount is set by the Compensation Committee, which also adopts a target diluted earnings per share. Under the plan, each individual’s actual bonus will vary from his target bonus in direct linear proportion to the variation between the actual diluted earnings per share and the target diluted earnings per share. (For example, if actual earnings per share are 80% of the target earnings per share, then each executive would receive 80% of his target bonus.) However, no bonus can exceed the lesser of twice the target bonus or $9,000,000, and no bonus at all is paid if actual diluted earnings per share are less than 50% of target. The Compensation Committee has the discretion to reduce any bonus within limits specified in the plan, but has no discretion to increase any bonus above the amount that would be determined by the formula. Bonuses are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab. The measurement period for the grants appearing in the table was the 2010 calendar year (which is also the Company’s fiscal year), so the actual final bonuses pursuant to this plan have been determined and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For such year, the target earnings per share was $0.48 and the actual earnings per share was $0.44.

Description of Restricted Stock Grants under the Stock Incentive Plan

Since 2004, stock awards to executive officers have consisted exclusively of restricted share grants made pursuant to the Stock Incentive Plan, which plan was approved by the stockholders in 2005 and 2008. Each of these grants was made subject to both a performance condition and a time vesting condition. The performance condition provides that all or portion of the award will be forfeited if actual diluted earnings per share for the performance period do not equal or exceed a specified target that has been established by the Compensation Committee. The award may not be increased, even if actual diluted earnings per share exceed the target. Only downward adjustments can be made. Whether or not all or a portion of the award will be forfeited is determined by a mathematical formula specified in the plan that compares actual diluted earnings per share to the target diluted earnings per share. No discretion is involved in the application of this formula. Pursuant to the formula, the actual earnings per share are divided by the target earnings per share, yielding a “Performance Goal Ratio.” The “Multiplier” used to determine actual retention of restricted stock grants is defined as (a) 1, if the Performance Goal Ratio is equal to or exceeds 0.9, (b) 0, if the Performance Goal Ratio is less than 0, or (c) 0.1 plus the Performance Goal Ratio in all other cases. After the Multiplier is determined, it is multiplied by each executive officer’s restricted stock grant to determine how many shares he may retain. Any shares in excess of this product are forfeited. In setting the target, the Compensation Committee considers the Company’s annual strategic plan, consensus Wall Street estimates and other items.

Even after the performance period has ended and any downward adjustment in the number of shares has been made, shares are still not released to the executive officers. The time vesting provisions must still be satisfied. The grants made in February 2009 and 2010 vest 50% after two years and 50% after four years. The 2007 grant vests 100% after four years. Notwithstanding the foregoing, each grant will vest upon the recipient’s death, termination due to total and permanent disability, or the occurrence of a Change in Control (see Appendix A for a definition of this term). Even after performance condition and time vesting requirements are satisfied, restricted shares grants are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Restricted stock grants made after July 28, 2009, do not receive dividends until after both the performance condition and time vesting requirements have been satisfied. Dividends declared prior to the satisfaction of both requirements are accrued but not paid. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited. The restricted stock grants made on February 12, 2009, were subject to such limitation only with respect to their performance condition. Restricted stock grants made in 2008 and earlier receive any dividends declared with respect to the Company’s outstanding shares.

Prior to 2008, it was the practice of the Compensation Committee to make restricted stock grants at its regular fall meeting (in October or November), with the performance period being the next calendar year. The last such grant was made in October 2007, with 2008 being the performance period. In 2008, the Compensation Committee decided to change this practice and make the grant at the beginning of the year to which the performance condition applies. Accordingly, the grants for 2009 and 2010 were made in February of the year rather than the fall of prior year. The absence in the 2010 Summary Compensation Table of a grant for the calendar year 2008 therefore reflects the fact that the grant for that year was made late in 2007 and not the absence of an annual grant.

Outstanding Equity Awards at Fiscal Year-End 2010

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date(a)	Number of Shares or Units of Stock That Have Not Vested(b)		Market Value of Shares or Units of Stock That Have Not Vested(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(d)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(c)
	Exercisable	Unexercisable
Harold M. Messmer, Jr.	571,410	0	0	$16.95	10/30/12	356,478	(e)	$10,908,227	244,515	(f)	$7,482,159
	249,433	0	0	$22.85	10/22/13
	100,000	0	0	$26.56	10/28/14

M. Keith Waddell	262,171	0	0	$16.95	10/30/12	243,448	(g)	$7,449,509	166,986	(h)	$5,109,772
	131,086	0	0	$22.85	10/22/13
	100,000	0	0	$26.56	10/28/14

Paul F. Gentzkow	221,100	0	0	$16.95	10/30/12	173,892	(i)	$5,321,095	119,276	(j)	$3,649,846
	110,550	0	0	$22.85	10/22/13
	85,000	0	0	$26.56	10/28/14

Robert W. Glass	44,220	0	0	$16.95	10/30/12	53,906	(k)	$1,649,524	36,975	(l)	$1,131,435
	22,110	0	0	$22.85	10/22/13
	18,000	0	0	$26.56	10/28/14

Steven Karel	11,055	0	0	$16.95	10/30/12	50,429	(m)	$1,543,127	34,590	(n)	$1,058,454
	21,374	0	0	$22.85	10/22/13
	18,000	0	0	$26.56	10/28/14

(a)	Each of such options is currently fully vested.

(b)	Unvested restricted share awards with respect to which, as of December 31, 2010, the performance period has been completed, the determination of the final award has been certified by the Compensation Committee, and any applicable adjustments have been made.

(c)	The market value of unvested stock awards was calculated by valuing each share at $30.60, which was the closing price of the Company’s Common Stock on the New York Stock Exchange on the last trading day of 2010.

(d)	Unvested restricted share awards with respect to which the performance period was completed on December 31, 2010, but the determination of the final award had not been certified as of December 31, 2010. In accordance with the terms of the Stock Incentive Plan, on February 9, 2011, the Compensation Committee certified that the performance condition was satisfied.

(e)	Of such shares, 234,220 vest on January 3, 2012 and 122,258 vest on January 3, 2013.

(f)	Of such shares, 122,257 vest on January 3, 2012 and 122,258 vest on January 3, 2014.

(g)	Of such shares, 159,955 vest on January 3, 2012 and 83,493 vest on January 3, 2013.

(h)	Of such shares, 83,493 vest on January 3, 2012 and 83,493 vest on January 3, 2014.

(i)	Of such shares, 114,254 vest on January 3, 2012 and 59,638 vest on January 3, 2013.

(j)	Of such shares, 59,638 vest on January 3, 2012 and 59,638 vest on January 3, 2014.

(k)	Of such shares, 35,418 vest on January 3, 2012 and 18,488 vest on January 3, 2013.

(l)	Of such shares, 18,487 vest on January 3, 2012 and 18,488 vest on January 3, 2014.

(m)	Of such shares, 33,134 vest on January 3, 2012 and 17,295 vest on January 3, 2013.

(n)	Of such shares, 17,295 vest on January 3, 2012 and 17,295 vest on January 3, 2014.

Option Exercises and Stock Vested in 2010

Name	Number of Shares Acquired on Exercise(a)	Value Realized on Exercise(b)	Number of Shares Acquired on Vesting	Value Realized on Vesting(b)
Harold M. Messmer, Jr.	571,410	$2,741,339	377,257	$11,350,564
M. Keith Waddell	262,171	$1,278,739	257,243	$7,741,023
Paul F. Gentzkow	261,100	$1,230,015	183,388	$5,519,760
Robert W. Glass	44,220	$207,723	56,987	$1,714,777
Steven Karel	0	$0	53,045	$1,597,055

(a)	Each of such options was granted at 100% of the fair market value, was due to expire on the tenth anniversary of the grant date and was exercised less than one year prior to its expiration date.

(b)	Messrs. Messmer, Waddell, Gentzkow and Karel did not sell any of the acquired shares on the open market. Each of them surrendered enough shares to the Company to pay the exercise price and the taxes resulting from exercise or vesting (as permitted pursuant to the terms of the plan under which the options and restricted shares were granted) and retained the remainder of the shares.

2010 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Harold M. Messmer, Jr.	$0	$81,629	$3,524,494	$0	$67,891,063
M. Keith Waddell	$0	$153,570	$303,653	$0	$6,039,080
Paul F. Gentzkow	$0	$142,188	$252,031	$0	$5,027,139
Robert W. Glass	$0	$68,999	$118,803	$0	$2,371,677
Steven Karel	$0	$51,547	$79,071	$0	$1,584,126

Registrant Contributions for Mr. Messmer are allocated pursuant to the Deferred Compensation Plan. Under the Deferred Compensation Plan, the amount allocated each year to Mr. Messmer is between 3% and 10% of the sum of Mr. Messmer’s base salary and cash bonus (pursuant to the Annual Performance Bonus Plan), depending upon how actual earnings per share for the year compare to the target set by the Board. Accrued amounts earn interest quarterly at a rate equal to the 10+ Year High Quality yield in the Merrill Lynch Bond Index. For 2010, the quarterly interest rates were 5.83%, 5.34%, 5.00% and 5.33%, respectively. The corresponding 120% long-term quarterly applicable federal rates were 5.13%, 5.07%, 4.34% and 4.18%, respectively. The Deferred Compensation Plan provides that all amounts become fully vested after seven years of service, so all amounts in the table for Mr. Messmer are fully vested. All vested amounts are paid following disability or termination of employment for any reason. The amounts in the Deferred Compensation Plan allocated to Mr. Messmer, which include amounts transferred in respect of another plan that was terminated several years ago, reflect benefits earned by Mr. Messmer during 25 years of service.

Registrant Contributions for Messrs. Waddell, Gentzkow, Glass and Karel are allocated pursuant to the Senior Executive Retirement Plan, which was established effective December 31, 1995. Under the Senior Executive Retirement Plan, the amount allocated each year for an executive is 15% of the sum of his base salary and cash bonus (pursuant to the Annual Performance Bonus Plan). Accrued amounts earn interest at a rate equal to Moody’s Corporate Bond Yield Average. For 2010, this interest rate was 5.44% and the corresponding 120% long-term annual applicable federal rate was 4.24%. All allocations are subject to a vesting schedule, which provides that no amount is vested until ten years of service. After ten years of service, the amount vested is 50% plus 4 1/6% for each year over age 50, with 100% vesting thus occurring at age 62. Vested accrued amounts are paid following termination of employment. Prior to January 1, 1996, Messrs. Waddell, Gentzkow, Glass and Karel participated in the Deferred Compensation Plan. Contributions made prior to such date continue to earn interest as provided by the Deferred Compensation Plan. Of the aggregate balances shown in the table,

$2,107,713, 1,390,655, $879,244 and $59,201 were unvested as of December 31, 2010, for Messrs. Waddell, Gentzkow, Glass and Karel, respectively. All vested amounts are paid following disability or termination of employment for any reason. Pursuant to the Senior Executive Retirement Plan and resolutions adopted by the Compensation Committee in 1995, in the event of a Change in Control (see Appendix A for a definition of this term), there shall be allocated to Mr. Waddell’s account an amount equal to the product of (a) the number of whole years remaining until Mr. Waddell attains age 62 (8 years as of December 31, 2010) and (b) the last annual allocation for Mr. Waddell made under the Senior Executive Retirement Plan. After such Change in Control allocation has been made, each subsequent annual allocation under the Senior Executive Retirement Plan for Mr. Waddell following the Change in Control and prior to his 62nd birthday shall be reduced by an amount equal to the last annual allocation made to Mr. Waddell prior to the Change in Control.

Employment Agreement and Potential Payments upon Termination or Change in Control

Harold M. Messmer, Jr., Chairman of the Board and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2014. Under the current terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $525,000 and is entitled to receive certain benefits, including life insurance and tax planning. (Mr. Messmer waived these benefits for 2007, 2008, 2009 and 2010.) In the event the employment of Mr. Messmer is terminated (a) involuntarily other than for Cause (see Appendix A for a definition of this term), (b) by reason of a constructive termination of Mr. Messmer’s employment resulting from a material breach of the employment agreement by the Company, or (c) voluntarily within one year following a Change in Control of the Company (see Appendix A for a definition of this term), he is entitled to receive severance compensation. The amount of such severance compensation shall be (i) the then lump sum present value of the amount he would have received if his base salary (at the rate payable at the time of such termination) had been paid through the then effective term of the agreement and (ii) the then lump sum present value of the amount he would have received if a yearly bonus in an amount equal to the annual cash bonus for the last full calendar year completed prior to the termination (including any bonus pursuant to the Annual Performance Bonus Plan) had been paid yearly through the then effective term of the agreement. If Mr. Messmer’s employment is terminated by reason of death or disability, he or his estate will receive only 75% of the base salary he would have received through the then effective term of the agreement and will not receive any amount in lieu of bonus. If Mr. Messmer’s employment terminates other than for Cause, he and his wife will each continue thereafter to participate in the Company’s healthcare plan for its employees, at Company expense, until his or her death. For one year following termination, Mr. Messmer is prohibited from competing with the Company’s personnel services business, employing any officer of the Company or soliciting any officer of the Company to leave the Company. Since 1990, the terms of the employment agreement have provided that it automatically renew on each December 31 for an additional year without further action by the Company or Mr. Messmer and without formal amendment.

Severance Agreements have been entered into with Messrs. Messmer, Waddell, Gentzkow, Glass and Karel. Each Severance Agreement provides that the employee will be paid a lump sum equal to two years base salary (2.99 years if the employee has served as a director) if his employment is terminated (a) without Cause (see Appendix A for a definition of this term), (b) voluntarily by the employee following a reduction by more than 5% of the employee’s base salary per month or (c) voluntarily by the employee following a request by the Company that the employee relocate more than 50 miles away from the current location of the principal executive offices of the Company. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated. However, if the termination occurs within one year following a Change in Control of the Company (see Appendix A for a definition of this term), then in lieu of the foregoing bonus payment the employee will receive a lump sum equal to twice the prior year’s bonus (2.99 times the prior year’s bonus if the employee has served as a director). Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both his Severance Agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid. On the termination date, any unvested stock or options would become fully vested, and any options would remain outstanding until their normal expiration date. Any amounts accrued for the employee’s benefit under the Senior Executive Retirement Plan would also become fully vested. The individual will continue to receive all employee benefits in effect on the termination date, including, but not limited to, medical and life insurance payments, for two years following termination (2.99 years if the employee has served as a director). In addition, if the employee has served as a director, the foregoing benefits will be provided in the event of any voluntary termination within one year following a Change in Control. The Agreements also provide that any termination of his employment (other than a termination by the Company for Cause) after age 60 (age 53 if the employee has served as a director) will entitle him and his wife, at Company expense, to each continue to participate in the Company’s healthcare plan for its employees or receive equivalent coverage, until his or her death, at the greatest level provided at any time since April 2009.

The Company has entered into Part-Time Employment Agreements with each of Messrs. Messmer, Waddell, Gentzkow, Glass and Karel. Each Agreement provides that the employee will be retained as a part-time employee for a four year period following retirement. The individual will provide advice and counsel as requested during the part-time employment period and will be prohibited from competing with the Company’s staffing services business or soliciting any employee to leave the Company during that period. In return, the individual will receive annual compensation during the part-time employment equal to 8% of the average annual cash base salary and bonus (including any bonus pursuant to the Annual Performance Bonus Plan) paid during the last five complete calendar years prior to retirement, and stock option and restricted stock awards made prior to retirement will remain outstanding and continue to vest in accordance with their original vesting schedules. For purposes of the Agreements, retirement is defined to be any termination by the employee of his employment subsequent to the later of age 55 or 20 years of service. Messrs. Messmer, Gentzkow and Karel are currently eligible for retirement under this provision.

In 1996, the Company adopted an Excise Tax Restoration Agreement covering Messrs. Berwick, Gibbons, Messmer, Richman, Schaub, Waddell, Gentzkow, Glass and Karel. If any such individual becomes subject to such a tax in connection with a change of control, he will receive a cash payment equal to the sum of the excise tax due, in addition to an amount necessary to restore him to the same after-tax position as if no excise tax had been imposed.

The Stock Incentive Plan, pursuant to which all equity grants to executive officers subsequent to October 2004 have been made, provides that any award held by an executive officer will vest upon (a) such individual’s death or disability or (b) a Change in Control of the Company (see Appendix A for a definition of this term). The only grants that have been made under this plan to executive officers are restricted stock grants. For more details regarding the Stock Incentive Plan, see the discussion below the “Grants of Plan-Based Awards” table.

All stock option awards to executive officers that are still outstanding were made in 2004 or earlier pursuant to then existing equity plans that were terminated in 2005. All of such options were granted with time vesting schedules. Such time vesting schedules have been satisfied and all such options are now fully vested. Unexercised options held by any executive officer lapse 90 days after the termination of his employment. However, except with respect to options granted prior to 2004 to Mr. Buckley, the award agreements for these options provide that in the event of (a) the executive officer’s death or disability, or (b) a Change in Control of the Company (see Appendix A for a definition of this term), such options will remain outstanding until their normal expiration date. The severance agreements described above also provide for the options to remain outstanding until their normal expiration date.

The Annual Performance Bonus Plan, pursuant to which performance-based cash bonuses are paid to executive officers, provides for a pro-rated bonus to be paid to the estate of any executive officer in the event of his death during the year. For more details regarding the Annual Performance Bonus Plan, see the discussion below the “Grants of Plan-Based Awards” table.

The Deferred Compensation Plan and the Senior Executive Retirement Plan each provide that all vested amounts will be paid following disability or termination of employment for any reason. For more details regarding these two plans, see the discussion below the “Nonqualified Deferred Compensation” table.

Payments in the Event of Various Circumstances

Set forth below is information regarding amounts that would have been payable to each of the executive officers pursuant to the arrangements described herein under the assumption that various circumstances had occurred on December 31, 2010. There were no material amendments to any of such arrangements during 2010.

Depending upon the circumstances surrounding separation, the individual may be entitled to receive one or more of the following benefits: (a) immediate vesting of then-unvested restricted stock awards, (b) then-unvested restricted stock awards would remain outstanding, subject to their existing vesting schedule, (c) allocation of additional amounts under the Senior Executive Retirement Plan, (d) immediate vesting of then-unvested amounts under the Senior Executive Retirement Plan, (e) payout of amounts allocated under the Senior Executive Retirement Plan, (f) a lump sum payment whose calculation is based on salary, (g) a lump sum payment whose calculation is based on bonus, (h) retention as a part-time employee (with payment of compensation) for a specified period, (i) continued participation in Company medical plans and payment of other medical expenses until death, or (j) continued payment of life insurance and other miscellaneous benefits for a specified period. Such benefits would be provided pursuant to the Senior Executive Retirement Plan or one or more of the plans or agreements described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below (which, as stated above, are calculated under the assumption that the event occurred on December 31, 2010) because such payments are contingent upon various factors at the time of the occurrence of the assumed event, including, but not limited to, one or more of the following: (1) each individual’s then current salary and non-equity award potential, (2) each individual’s salary and non-equity award for preceding fiscal years, (3) the amount and nature of unvested equity awards held by the individual, (4) the trading price of the Company’s stock, (5) the then current level of benefits and other items, (6) the individual’s age or years of service with the Company and (7) the date of termination, including, but not limited to, where the date of termination falls within the fiscal year or the measurement period for a specific grant. For further information regarding the impact of these factors, see the discussion above regarding the Senior Executive Retirement Plan and the discussion under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The following table sets forth, for each individual and each possible benefit (a) the value of each such benefit computed on the assumption a triggering event occurred on December 31, 2010, and (b) the circumstances for that individual under which payment of that benefit would be triggered. Note that the circumstances that trigger a specific benefit may be different for different individuals. As can be seen from the table, not all benefits are paid to an individual under all circumstances. Therefore, no useful information would be obtained by summing the items in any column. For information regarding the total amount payable to any individual upon the occurrence of a specific event, see the table appearing in the next subsection.

Value of Specified Severance or Change in Control Benefits

	Harold M. Messmer, Jr.	Triggering Events (see footnotes for explanation)	M. Keith Waddell	Triggering Events (see footnotes for explanation)	Paul F. Gentzkow	Triggering Events (see footnotes for explanation)	Robert W. Glass	Triggering Events (see footnotes for explanation)	Steven Karel	Triggering Events (see footnotes for explanation)
Restricted Stock Vesting or Remaining Outstanding	$18,390,386	a,b,c,d,e,f	$12,559,280	b,c,d,e,f	$8,970,941	a,b,c,d,e,f	$2,780,959	b,c,d,e,f	$2,601,581	a,b,c,d,e,f
Senior Executive Retirement Plan Vesting	n/a		$2,107,713	c,d,e,f	$1,390,655	c,d,e,f	$879,244	c,d,e,f	$59,201	c,d,e,f
Senior Executive Retirement Plan Change in Control Allocation	n/a		$1,228,560	d,e,f	n/a		n/a		n/a
Lump Sum Payment Based on Salary	$2,094,916	c,e,f	$792,350	c,e,f	$530,000	c,e	$490,000	c,e	$490,000	c,e
Lump Sum Payment Based on Bonus	$6,052,156	c,e,f	$2,268,866	e,f	$1,365,872	e	$429,996	e	$197,294	e
Lump Sum or Continuing Payment Based on Partial Salary	$1,575,000	b	n/a		n/a		n/a		n/a
Consulting Fees	$1,457,888	a,f	n/a		$665,967	a,f	n/a		$159,787	a,f
Life Insurance and Miscellaneous Benefits	$59,733	c,e,f	$21,933	c,e,f	$26,431	c,e	$6,391	c,e	$16,195	c,e
Post Termination Health Care Benefits	$232,135	a,b,c,e,f	$442,201	a,b,c,e,f	$23,914	c,e	$23,621	c,e	$317,391	a,b,c,e,f

a	— Voluntary Resignation or Retirement in the Absence of a Prior Change in Control

b	— Termination by Reason of Death or Disability

c	— Termination without Cause in the Absence of a Prior Change in Control

d	— Change in Control with No Subsequent Termination

e	— Change in Control Followed by an Involuntary Termination without Cause

f	— Change in Control Followed by a Resignation or Retirement within One Year Thereafter

Total Amounts under Specified Circumstances

The table below sets forth the total amounts of the benefits that would be provided to each individual in the event of the various circumstances described in the table. Each of the situations described in the table is a separate and complete alternative situation, and each line item sets forth the total amount payable in that alternative. The different line items are not cumulative and should not be added. They are mutually exclusive alternative scenarios. In all circumstances, each individual would also be entitled, in addition to the amounts set forth below, to receive his then vested account under the Deferred Compensation Plan or the Senior Executive Retirement Plan. These vested amounts are set forth above in the “Nonqualified Deferred Compensation” table. All amounts are calculated on the assumption that the event occurred on December 31, 2010.

Total Benefits Payable Under Various Circumstances

	Harold M. Messmer, Jr.	M. Keith Waddell	Paul F. Gentzkow	Robert W. Glass	Steven Karel
Alternative 1—Voluntary Resignation or Retirement in the Absence of a Prior Change in Control(a)	$20,080,409	$442,201	$9,636,908	$0	$3,078,759
Alternative 2—Termination by Reason of Death or Disability	$20,197,521	$13,001,481	$8,970,941	$2,780,959	$2,918,972
Alternative 3—Termination without Cause in the Absence of a Prior Change in Control	$26,829,326	$15,923,477	$10,941,941	$4,180,215	$3,484,368
Alternative 4—Change in Control with No Subsequent Termination	$18,390,386	$15,895,553	$10,361,596	$3,660,203	$2,660,782
Alternative 5—Change in Control Followed by an Involuntary Termination without Cause	$26,829,326	$19,420,903	$12,307,813	$4,610,211	$3,681,662
Alternative 6—Change in Control Followed by a Resignation or Retirement within One Year Thereafter	$28,287,214	$19,420,903	$11,027,563	$3,660,203	$3,137,960

(a)	These numbers consist of $18,390,386, $8,970,941 and $2,601,581 of restricted stock for Messrs. Messmer, Gentzkow and Karel, respectively, that would remain outstanding subject to continued vesting requirements and $1,457,888, $665,967 and $159,787 of consulting fees for Messrs. Messmer, Gentzkow and Karel, respectively, paid over four years for four years of consulting services. Such amounts are subject to forfeiture if Messrs. Messmer, Gentzkow and Karel do not fulfill the terms of their Part-Time Employment Agreements, which are described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control”. These numbers also include $232,135, $442,201 and $317,391 of health benefits for Messrs. Messmer, Waddell and Karel, respectively.

2010 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(a)	Option Awards(b)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(c)	Total
Andrew S. Berwick, Jr.	$70,000	$163,618	$0	$0	$0	$7,686	$241,304
Frederick P. Furth(d)	$14,250	$0	$0	$0	$0	$1,817	$16,067
Edward W. Gibbons	$64,000	$163,618	$0	$0	$0	$7,686	$235,304
Barbara J. Novogradac	$49,000	$163,618	$0	$0	$0	$5,038	$217,656
Robert J. Pace	$49,000	$163,618	$0	$0	$0	$5,541	$218,159
Frederick A. Richman	$66,250	$163,618	$0	$0	$0	$6,398	$236,266
J. Stephen Schaub(e)	$52,000	$163,618	$0	$0	$0	$7,686	$223,304

(a)	Consists of restricted shares granted under a stockholder approved plan. All amounts under the Stock Awards column represent grant date fair value of the underlying stock at the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. At December 31, 2010, Messrs. Berwick, Gibbons and Schaub each held 15,050 restricted shares, Mr. Richman held 13,175 restricted shares, Mr. Pace held 11,625 restricted shares and Ms. Novogradac held 10,850 restricted shares.

(b)	At December 31, 2010, Messrs. Berwick, Gibbons and Schaub each held options for 96,000 shares.

(c)	Consists of dividends on unvested restricted shares. Such unvested restricted shares receive the same dividends as ordinary outstanding shares. With respect to awards made on or after July 28, 2009, dividends will not be paid on any portion of the award until the time vesting requirements placed upon such portion have been satisfied. Instead any dividends shall accrue and be paid only after vesting has occurred. If the portion of the award is forfeited before the time vesting requirement has been satisfied, the accrued dividends on such portion will be forfeited.

(d)	Mr. Furth retired from the Board in May 2010.

(e)	Mr. Schaub is retiring from the Board effective on the date of the Annual Meeting.

Cash fees for outside directors are as follows: (1) an annual fee of $40,000 for service on the Board, (2) a fee of $1,500 for each Board meeting attended, (3) a $3,000 annual fee for service on each of, as applicable, the Audit Committee, the Compensation Committee, and/or the Nominating and Governance Committee, and (4) an additional annual fee of $15,000 for serving as Chairman of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee. All directors also receive reimbursement for travel and other expenses directly related to activities as directors.

On May 6, 2010, the date of the Company’s 2010 Annual Meeting of Stockholders, Messrs. Berwick, Gibbons, Pace, Richman and Schaub and Ms. Novogradac each received a grant of 6,200 shares of restricted stock under the Stock Incentive Plan. The closing price of the Company’s stock on the date of grant was $26.39 per share, so the grant date fair value of each award was $163,618. Each of the foregoing grants is subject to a time vesting condition which provides for the vesting of 25% of the grant on each of May 1, 2011, May 1, 2012, May 1, 2013 and May 1, 2014. Notwithstanding the foregoing, each grant will vest upon the recipient’s retirement (except under certain specified circumstances), death, termination due to total and permanent disability, or the occurrence of a Change in Control (see Appendix A for a definition of this term). Each of Messrs. Berwick, Gibbons, Richman and Schaub is eligible for retirement under the foregoing provision.

CORPORATE GOVERNANCE

Transactions with Related Persons

In 2010, there were no transactions with related persons of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission.

Policy Regarding Transactions with Related Persons

The Company’s policy with respect to related party transactions is that directors and officers are expected to report any transaction that the Company would be required to disclose pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K (a “Related-Party Transaction”) to the Nominating and Governance Committee. All such Related-Party Transactions shall be subject to the review and approval of the non-interested members of the Nominating and Governance Committee. In determining whether to approve any such transaction, the Nominating and Governance Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party. This policy is expressed in the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of the Company’s knowledge, each of the directors and executive officers filed on a timely basis all forms required to be filed with respect to 2010 pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Code of Ethics

The Company has adopted a code of ethics applicable to the directors and to all employees, including, but not limited to, the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Director Independence

The Board of Directors has determined that each of Messrs. Berwick, Gibbons, Pace, Richman and Schaub and Ms. Novogradac has no material relationship with the Company and therefore is “independent” as defined by Section 303A of the Listed Company Manual of the New York Stock Exchange. In making such determination, the Board has adopted guidelines providing that any relationship with the Company shall be deemed to be not material if (a) the director meets the independence requirements set forth in Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual and (b) the relationship is not required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission. Generally, such Item 404(a) requires disclosure, with certain exceptions, of transactions exceeding $120,000 in which a director or executive officer has a material direct or indirect interest.

Required Officer Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s executive officers. Details regarding such policy are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab. Pursuant to such policy, the minimum number of shares that Messrs. Messmer, Waddell, Gentzkow, Glass, Karel and Buckley are required to own are 184,643, 93,201, 93,201, 72,099, 72,099 and 56,578, respectively.

Required Director Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s directors. Details regarding such policy are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab. Pursuant to such policy, each director is required to own a minimum of 10,000 shares no later than the later to occur of (a) October 29, 2009 or (b) three years from the commencement of such individual’s current tenure as director.

Severance Benefits Policy

The Compensation Committee has adopted a “Compensation Committee Policy Regarding Severance Benefits for Executive Officers,” pursuant to which future severance agreements with any executive officer shall not, individually or in the aggregate, provide severance benefits, as defined in the policy, that exceed 2.99 times the sum of such executive officer’s base salary and annual bonus. This policy is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

It should be noted that no executive officer has ever been terminated under circumstances that required severance payments.

Clawback Policy

The Compensation Committee has adopted an Executive Compensation Clawback Policy. This policy is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

It should be noted that the Company has never restated its financial statements.

CEO Succession Plan

The Company’s Corporate Governance Guidelines require that the Board of Directors adopt a CEO Succession Plan and that the plan be reviewed annually. Such a plan has been adopted and it has been reviewed by the Board within the past year. Information regarding the requirements of the plan is contained in the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Director Succession Plan

The Company’s Board of Directors has adopted a Director Succession Plan. The plan is an appendix to the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Board of Directors Leadership Structure

Harold M. Messmer, Jr. serves as both Chairman and Chief Executive Officer. As President of the Company in 1986, Mr. Messmer negotiated the purchase of Robert Half Incorporated, the predecessor of the Company, which had annual revenues of approximately $7 million. Since 1988, Mr. Messmer has functioned as both Chairman and Chief Executive Officer. During Mr. Messmer’s tenure in both positions, the Company has experienced substantial growth. Annual revenues for 2010 were approximately $3.2 billion. The Company’s cumulative return to stockholders during Mr. Messmer’s service as both Chairman and Chief Executive Officer was over 1,800%, which is an average annual compound return of over 14%. In 1988, the Company’s business consisted solely of the operation or franchising of offices placing temporary and full-time professionals in the fields of accounting and finance. Under Mr. Messmer’s tenure, the Company has (a) expanded its placement services to include temporary and full-time professionals in the office, administrative, technology, legal and creative fields, (b) acquired all of its franchisees and (c) created a subsidiary named Protiviti that provides business consulting and internal audit services. The Company has also expanded its operations from the United States into more than 20 countries on five continents. The Company and Mr. Messmer have received numerous accolades. The Company has had multiple appearances on Forbes magazine’s “Best Big Companies” list (2006 and 2007) and on FORTUNE® magazine’s “Most Admired Companies” lists (each year from 1999 through 2010). Mr. Messmer has been named to Institutional Investor magazine’s “Best CEOs” list three times (in 2006, 2007 and 2008), was named Ernst & Young’s “Entrepreneur of the Year” in 2007, was selected by Morningstar, Inc. as 2003 “CEO of the Year”, was elected to the San Francisco Bay Area Council Business Hall of Fame in 2010 and received the Staffing Innovator Award in 2011 from Staffing Industry Analysts, Inc. In light of the considerable success the Company has experienced under Mr. Messmer’s leadership, the Board of Directors believes it was appropriate to have him serve as both Chairman and Chief Executive Officer.

Edward W. Gibbons, Chairman of the Nominating and Governance Committee has been designated Lead Director. Mr. Gibbons’ duties include, among other things, presiding at executive sessions of the independent directors, working with the Chairman to establish agendas and schedules for Board of Directors meetings and approving the retention of any consultants retained by the Board of Directors. The Company’s Board of Directors has adopted a Lead Director Statement of Duties, which contains further information regarding the role of the Lead Director. The statement is an appendix to the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Risk Oversight Role

The Board of Directors exercises its risk oversight function in a variety of ways, both directly and through its various committees.

The Board of Directors reviews and approves the Company’s annual strategic plan. At its meetings, it receives reports from the Chairmen of its committees. The Board also periodically receives presentations from the heads of the Company’s various operating departments. Compliance policies are reviewed and re-approved annually.

As prescribed in its charter, the Audit Committee monitors guidelines and policies that govern the process by which risk assessment and management is undertaken. The Committee receives a quarterly written report from the manager of the Company’s internal audit and risk management department and discusses the report with the manager. The Audit Committee reviews and adopts the budget of the internal audit and risk management department and also reviews and approves, in advance, the scope and the staffing of the internal audit. Any complaints to the Company’s Financial Controls Hotline are automatically routed to the Chairman of the Audit Committee in addition to the appropriate management personnel.

The Compensation Committee approves all executive compensation programs. It believes that the emphasis on time vesting equity compensation encourages executive officers to take a long-term view when making decisions. In addition, both cash bonuses and share awards are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.rhi.com in the “Corporate Governance” section under the “Investor Center” tab.

Available Information

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for its Audit Committee, Compensation Committee and Nominating and Governance Committee are available on its website, which is www.rhi.com, in the “Corporate Governance” section under the “Investor Center” tab. Each of these documents is also available in print to any stockholder who makes a request to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary.

THE BOARD AND COMMITTEES

The Board met four times during 2010. Each of the directors other than Mr. Gibbons attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board held while a member thereof. Mr. Gibbons missed only two days of meetings, but because he serves on several committees in addition to serving on the Board, a total of five meetings were missed on those two days. As a result, he attended 58% of the possible meetings. All of his absences were occasioned by a medical condition for which he had surgery.

It is the Company’s policy that directors are expected to attend the Annual Meeting of Stockholders. All of the directors attended the 2010 Annual Meeting of Stockholders.

The Board of Directors has standing Audit, Compensation, Nominating and Governance, and Executive Committees.

The Audit Committee, currently composed of Messrs. Berwick, Gibbons, Richman and Schaub and Ms. Novogradac, met four times during 2010. The functions of the Audit Committee include selecting the Company’s independent auditors (subject to stockholder ratification), approving the fees of the independent auditors, monitoring the qualifications and independence of the independent auditors, consulting with the independent auditors with regard to the plan of audit, the results of the audit and the audit report, conferring with the auditors with regard to the adequacy of internal accounting controls, and monitoring the effectiveness of the Company’s internal accounting function.

The Compensation Committee, currently composed of Messrs. Berwick and Richman, met four times during 2010. The function of the Compensation Committee is to establish compensation policies for the Company’s senior officers and to administer compensation plans in which officers, directors and employees are eligible to participate.

The Nominating and Governance Committee, currently composed of Messrs. Berwick, Gibbons, Pace, Richman and Schaub, met twice during 2010. The Nominating and Governance Committee’s role is to recommend candidates to fill any vacancy that may occur in the Board of Directors, develop and recommend corporate governance guidelines to the Board and oversee the evaluation of the Board and management.

The Executive Committee, currently composed of Messrs. Messmer and Gibbons, met twice during 2010. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

The Company’s independent directors meet regularly in executive session without management. Mr. Gibbons, Chairman of the Nominating and Governance Committee, presides at such meetings.

Nominating and Governance Committee

Nominating and Governance Committee Charter

The Nominating and Governance Committee has adopted a charter. It is available on the Company’s website, which is www.rhi.com. The charter can be found in the “Corporate Governance” section under the “Investor Center” tab.

Submission to Nominating and Governance Committee of Suggested Nominees for Director

The Nominating and Governance Committee will consider director candidates recommended by stockholders. A stockholder wishing to submit a candidate to the Nominating and Governance Committee for consideration as nominee for director shall submit the information set forth below to Robert Half International

Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Candidate. The Corporate Secretary will forward the information to the Nominating and Governance Committee. The information to be included in any such submission is: (a) a statement from the nominee consenting to be named in the proxy and proxy card if selected and to serve on the board if elected, (b) whether the candidate qualifies as “independent” under the listing standards of the New York Stock Exchange, (c) the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in any legal proceedings, including any involving the Company, (d) transactions and relationships between the nominee and the recommending stockholder, on the one hand, and the Company or management, on the other hand, (e) the stock trading history and current ownership information of the recommending stockholder and the nominee, including the name and address of the recommending stockholder and the nominee as they appear on the Company’s stock ledger, (f) any material proceedings to which the nominee or his associates is a party that are adverse to the Company, (g) information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for the Company and (h) whether the recommending stockholder and nominee seek to use the nomination to redress personal claims or grievances against the Company or others or to further personal interests or special interests not shared by stockholders at large. In evaluating individuals for nomination as director, the Nominating and Governance Committee shall select individuals who (a) have skills and experience that can be of assistance to management in operating the Company’s business, (b) demonstrate integrity, accountability and judgment and (c) can be expected to add to the total mix of individuals on the Board of Directors so as to give the Company a Board that exhibits effectiveness, collegiality, diversity and responsiveness to the needs of the Company. Diversity is not further defined in the Corporate Governance Guidelines, but is applied in its broadest sense so as to encourage the selection of a diverse group of Board members that will give the Company the benefit of a wide mix of talent, experience and skills. Other factors that may be considered include (i) experience with small to mid-size businesses (the Company’s principal client base), (ii) a record of entrepreneurial success and/or (iii) financial or accounting experience.

Audit Committee

Audit Committee Charter

The Company’s Board of Directors has adopted a charter for the Audit Committee. The charter is available on the Company’s website, which is www.rhi.com. The charter can be found in the “Corporate Governance” section under the “Investor Center” tab. The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in the New York Stock Exchange’s listing standards.

Audit Committee Financial Expert

The Board of Directors has also determined that Edward W. Gibbons, Barbara J. Novogradac and J. Stephen Schaub, each of whom is a member of the Audit Committee, are each an “audit committee financial expert” and “independent” in accordance with the requirements of Item 407(d)(5) of Securities and Exchange Commission Regulation S-K and the rules and regulations of the New York Stock Exchange.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following information shall not be deemed to be incorporated by reference into any such filings.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2010, contained in the Company’s Annual Report on Form 10-K (the “2010 Financial Statements”) with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm that is the Company’s independent auditors, the matters required to be discussed by SAS 61, as amended. The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them. Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the 2010 Financial Statements be included in the Company’s Annual Report on Form 10-K.

Andrew S. Berwick, Jr.	Edward W. Gibbons	Barbara J. Novogradac	Frederick A. Richman	J. Stephen Schaub

Compensation Committee

Compensation Committee Charter

The Compensation Committee has adopted a charter. It is available on the Company’s website, which is www.rhi.com. The charter can be found in the “Corporate Governance” section under the “Investor Center” tab.

Compensation Committee Procedures

Each component of executive compensation is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention and (e) such other information it deems appropriate. After such review, it makes its ultimate determinations based upon its evaluation of such information and its long term experience with the Company. While the Compensation Committee receives input from the Chief Executive Officer and Chief Financial Officer and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Committee. For further information, see “Compensation Discussion and Analysis”, above. The Compensation Committee has the authority to retain consultants to assist with its decisions. No consultant was involved in determining compensation for 2008, 2009 or 2010.

Compensation of directors is determined by the full Board of Directors, except for equity awards under the Stock Incentive Plan, which are made by the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing earlier in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Andrew S. Berwick, Jr.	Frederick A. Richman

Stockholder Communications with Directors

Stockholders or other interested persons who wish to communicate with any director, with the non-management directors as a group, or the entire Board may do so by addressing communications to such person or persons c/o Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Communication. The Corporate Secretary or his delegee will forward such communication to the addressee unless he determines that the communication is not suitable for delivery. Examples of communications that would not be suitable for delivery include, but are not limited to, (a) advertisements or solicitations, (b) frivolous, obscene or offensive items, and (c) communications unrelated to the business, affairs or governance of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company for 2011, subject to ratification by stockholders. PricewaterhouseCoopers LLP has acted as auditors of the Company since 2002. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

PricewaterhouseCoopers’ charges for 2009 and 2010 were as follows:

	2009	2010
Audit Fees	$1,849,045	$1,757,069
Audit-Related Fees	$0	$7,928
Tax Fees	$0	$0
All Other Fees	$0	$0

The 2010 Audit-Related Fees were incurred in connection with attest services relating to a review of financial information as of an interim period for a wholly-owned subsidiary. Rule 2-01(c)(7)(i)(C) of Securities and Exchange Commission Regulation S-X (relating to waivers with respect to the requirement that fees be pre-approved) was not applicable to any of the services for 2009 or 2010 described in the above table.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as auditors for 2011.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PROPOSAL REGARDING THE STOCK INCENTIVE PLAN

General

The Company is requesting that stockholders vote in favor of continuing the Robert Half International Inc. Stock Incentive Plan, which makes shares of the Company’s Common Stock available for grant via stock options, restricted stock, stock units or stock appreciation rights. Under its terms, the Stock Incentive Plan currently has a three year life span and will expire on the date of the 2011 Annual Meeting if not renewed by the stockholders. The Company is asking stockholders to continue the Stock Incentive Plan for an additional three year period. As proposed for approval, the Stock Incentive Plan would be amended (a) to provide that it will expire on the date of the 2014 Annual Meeting (if not again renewed by the stockholders) and (b) to reduce the number of shares that may be granted under the plan after December 31, 2010, to no more than 6,000,000. No new shares are being requested. Certain other amendments are also proposed, as described below.

The Stock Incentive Plan contains the following important compensation and governance best practices:

•	Repricing of stock options is prohibited.

•	Stock option grants must be made at not less than 100% of the fair market value on the date of grant.

•	Stock option reloads are prohibited.

•	Grants to executive officers, including stock options, must be made subject to a performance condition, thus tying the value of the award to the Company’s performance.

•	The Stock Incentive Plan has a fixed life span with a fixed number of shares authorized. It is not an evergreen plan.

•	No outside director may receive a grant exceeding 15,000 shares in any year.

•

Dividends on restricted shares that have not vested or have a pending performance condition are accrued and the accrued dividends are subsequently paid only if and when the shares vest and the performance condition is satisfied.

The following important considerations should also be taken into account when considering the plan:

•	The Company is a personal services business. It has a long history of issuing equity incentives as a key element of its compensation programs designed to attract, motivate and retain its employees.

•	The Company has reduced its annual dilution from equity grants in recent years to approximately 1.0% in 2010.

•	Earnings per share for 2010 were up 85% as compared with 2009.

•	Over the past five years, return on equity averaged 21% per year.

•	The Company continued to generate strong cash flow from operations and ended the year with $315 million in cash and cash equivalents.

•	Over the last five years, cash flow from operations was $1.7 billion which funded $1.1 billion of stock repurchases and $337 million of dividends.

•	The Company has a policy, described at the Company’s website (www.rhi.com), requiring each executive officer to own stock equal to six times his base salary.

By making a significant portion of compensation contingent upon long-term positive share price performance, the interests of stockholders are furthered. The Board of Directors strongly believes that this philosophy has served, and will continue to serve, the Company well and that continuation of the Stock Incentive Plan is vital to the Company’s continued success.

The continuation of the Stock Incentive Plan is dependent on the approval of the Company’s stockholders at the Meeting.

The following is a summary of the principal features of the Stock Incentive Plan. The Stock Incentive Plan, as amended to reflect the reduction in authorized shares and the extension of the expiration date, is attached to this proxy statement as Appendix B, and stockholders are urged to read the Stock Incentive Plan in its entirety. As of March 10, 2011, the fair market value of a share of the Company’s common stock (“Share”) was $30.19.

Other Proposed Changes

The following changes from the existing version of the Stock Incentive Plan are included in the proposed amended plan:

The definition of Change in Control has been tightened (thus narrowing the circumstances under which benefits may be triggered) by requiring that in order for certain transactions or events to constitute a Change in Control, such transactions or events must be consummated, and not merely commenced or approved.

The full amount of settled Stock Units or exercised SARs (not just the net shares issued) will count against share authorization.

Dividend equivalents on Stock Units may only be issued in cash, not in shares.

The Stock Incentive Plan already provided that stock options could not be repriced without stockholder approval. This prohibition has been tightened, SARs are now covered by this prohibition and a provision has been added requiring stockholder approval for any cash payment in exchange for the cancellation of an option or SAR.

The definition of Earnings per Share has been amended to permit any objectively verifiable adjustments thereto permitted and pre-established in accordance with Section 162(m) of the Internal Revenue Code,

Share Reserve

As proposed to be amended, the aggregate number of shares available for issuance under the Stock Incentive Plan after December 31, 2010, would be reduced to 6,000,000.

If awards under the Stock Incentive Plan are forfeited or terminate before being exercised, then the Shares underlying those awards again become available for awards under the Stock Incentive Plan.

No participant in the Stock Incentive Plan may be granted during any fiscal year awards covering in excess of 2,000,000 Shares. In addition, nonemployee directors may only be granted awards under the Stock Incentive Plan covering up to 15,000 Shares per fiscal year.

In the event of a subdivision of the outstanding Shares, a stock split or reverse stock split, a recapitalization, reorganization, merger, liquidation, spin-off, exchange of shares or a similar occurrence, the Stock Incentive Plan administrator will, in its discretion, make appropriate adjustments to the number of Shares issuable under the Stock Incentive Plan (on both an aggregate and per-participant basis) and under each outstanding award. Appropriate adjustments will also be made to the exercise price of outstanding options and stock appreciation rights.

Administration

The Compensation Committee administers the Stock Incentive Plan with respect to persons who are subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee has appointed a separate committee of two directors of the Company (Messrs.

Messmer and Waddell) to concurrently administer the Stock Incentive Plan with respect to all other persons and awards. The Stock Incentive Plan administrator has complete discretion, subject to the provisions of the Stock Incentive Plan, to authorize stock options, restricted shares, stock units and stock appreciation rights awards under the Stock Incentive Plan. Notwithstanding the foregoing, only the Compensation Committee may grant and administer awards under the Stock Incentive Plan to nonemployee directors.

Eligibility and Types of Awards Under the Stock Incentive Plan

The Stock Incentive Plan permits the granting of stock options, restricted shares, stock units and stock appreciation rights by the Stock Incentive Plan administrator. Stock appreciation rights may be awarded in combination with stock options and such award may provide that the stock appreciation rights will not be exercisable unless the related stock options are forfeited.

Employees (including officers), consultants and directors of the Company and its subsidiaries and affiliates will be eligible to participate in the Stock Incentive Plan. As of December 31, 2010, approximately 10,400 individuals (including six outside directors and six executive officers) were eligible to participate in the Stock Incentive Plan.

Options

The Stock Incentive Plan administrator may grant nonstatutory stock options or incentive stock options (which are entitled to favorable tax treatment) under the Stock Incentive Plan. The Stock Incentive Plan administrator may not grant stock options that automatically provide for the grant of new stock options upon their exercise. The number of Shares covered by each stock option granted to a participant is determined by the Stock Incentive Plan administrator.

Unless otherwise provided, stock options become exercisable with respect to 25% of the Shares covered by the option on each of the first through fourth anniversaries of the date of grant, provided that the recipient’s service has not terminated. The stock option exercise price is established by the Stock Incentive Plan administrator and must be at least 100% of the fair market value of a Share on the date of grant. Stock options expire ten years after the date of grant unless an earlier date is otherwise provided. Unless provided otherwise by the Stock Incentive Plan administrator or in an agreement, unvested stock options generally expire upon termination of the optionee’s service with the Company and vested stock options expire 90 days following such termination.

The exercise price must be paid at the time the Shares are purchased. Consistent with applicable laws, regulations and rules, payment of the exercise price of a stock option may be made in cash, (including by check, wire transfer or similar means), by surrendering or attesting to previously acquired Shares, or by other legal consideration.

The Company has not issued stock options since 2006, and has no specific plans regarding their use in the future. However, in light of frequent changes in the accounting treatment of various equity incentives and the possibility of future accounting or tax changes, the Company believes that it is advantageous for it to have maximum flexibility in fashioning future equity compensation.

Restricted Shares

The Stock Incentive Plan administrator may award restricted shares with or without cash consideration paid to the Company. Restricted stock is Company common stock that is subject to forfeiture. When the restricted stock award conditions are satisfied, then the participant is vested in the Shares and has complete ownership of the Shares. Unless otherwise provided, restricted stock vests with respect to 25% of the Shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the recipient’s service has not terminated.

Restricted stock grants made after July 28, 2009, do not receive dividends until after both the performance condition (if applicable) and time vesting requirements have been satisfied. (Performance conditions are mandatory for grants to executive officers and optional for other grants.) Dividends declared prior to the satisfaction of both requirements are accrued but not paid. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited. The restricted stock grants made on February 12, 2009, were subject to such limitation only with respect to their performance condition. Restricted stock grants made in 2008 and earlier receive any dividends declared with respect to the Company’s outstanding shares.

Stock Units

The Stock Incentive Plan administrator may also award stock units without cash consideration paid to the Company. A stock unit is a bookkeeping entry that represents a Share. A stock unit is similar to restricted stock in that the Stock Incentive Plan administrator may establish performance goals and/or other conditions that must be satisfied before the participant can receive any benefit from the stock unit. When the participant satisfies the conditions of the stock unit award, the Company will pay the participant for the vested stock units with cash or Shares or any combination of both. Conversion of the stock units into cash may be based on the average of the fair market value of a Share over a series of trading days and on other methods. Stock units vest on the same basis as restricted stock.

Stock Appreciation Rights

Additionally, the Stock Incentive Plan administrator may grant stock appreciation rights. However, the Stock Incentive Plan administrator may not grant stock appreciation rights that automatically provide for the grant of new stock appreciation rights upon their exercise. The number of shares covered by each stock appreciation right will be determined by the Stock Incentive Plan administrator. Upon exercise of a stock appreciation right, the participant will receive payment from the Company in an amount determined by multiplying (a) the difference between (i) the fair market value of a Share on the date of exercise and (ii) the exercise price times (b) the number of Shares with respect to which the stock appreciation right is exercised. The exercise price of a stock appreciation right is established by the Stock Incentive Plan administrator and may not be less than 100% of the fair market value of a Share on the date of grant. Stock appreciation rights may be paid in cash or Shares or any combination of both, as determined by the Stock Incentive Plan administrator. Stock appreciation rights vest on the same basis as stock options. Stock appreciation rights expire ten years after the date of grant unless otherwise provided. Unless provided otherwise by the Stock Incentive Plan administrator or in an agreement, unvested stock appreciation rights generally expire upon termination of the optionee’s service with the Company and vested stock appreciation rights expire 90 days following such termination.

The Company has not issued stock appreciation rights in almost 20 years, and has no specific plans regarding their use in the future. However, in light of frequent changes in the accounting treatment of various equity incentives and the possibility of future accounting or tax changes, the Company believes that it is advantageous for it to have maximum flexibility in fashioning future equity compensation.

Performance Goals

Awards under the Stock Incentive Plan may be made subject to a performance condition in addition to time-vesting conditions. Grants to the Company’s executive officers must be made subject to a performance condition utilizing the Company’s EPS as a performance goal and must be made in accordance with the requirements of Section 162(m) of the Internal Revenue Code for awards intended to qualify as “performance-based compensation” thereunder. Performance conditions under the Stock Incentive Plan shall utilize one or more objective measurable performance goals as determined by the Stock Incentive Plan administrator based upon one or more factors, including, but not limited to: (i) operating income; (ii) earnings; (iii) cash flow; (iv) sales or revenue; (v) expenses; (vi) profit margin; (vii) working capital; (viii) return on equity or assets; (ix) EPS; (x) stock price; (xi) price/earnings ratio; (xii) debt or debt-to-equity; (xiii) writeoffs; (xiv) cash; (xv) assets; and/ or (xvi) liquidity, each with respect to the Company and/or one or more of its operating units. “EPS” means diluted earnings per share, subject to certain modifications specified in the Stock Incentive Plan. Awards to Participants who are not subject to the limitations of Section 162(m) of the Code may be determined without regard to performance goals and may involve Stock Incentive Plan administrator discretion.

Special Termination Provisions

Under the Stock Incentive Plan, all awards granted to a participant fully vest upon the participant’s death or termination due to total and permanent disability (as defined in the Stock Incentive Plan).

In addition, all option or stock appreciation right awards granted to an individual who is subject to Section 16 of the Exchange Act also vest upon a change in control or such individual’s retirement (as such terms are defined in the Stock Incentive Plan). Each stock option or stock appreciation right held by an individual who is subject to Section 16 of the Exchange Act that vests as described in this or the preceding paragraph will remain outstanding until the earlier of its exercise or its original term.

Amendment and Termination

The Board of Directors or Compensation Committee may amend the Stock Incentive Plan at any time and for any reason, subject to any required stockholder approval. The Board of Directors or Compensation Committee may terminate the Stock Incentive Plan at any time and for any reason. The termination or amendment of the Stock Incentive Plan may not adversely affect any award previously made under the Stock Incentive Plan.

Stock Incentive Plan Benefits

All awards are made at the discretion of the Stock Incentive Plan administrator. Therefore, the benefits and amounts that will be received or allocated under the Stock Incentive Plan are not determinable.

Federal Income Tax Consequences

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the Shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the Shares generally will be capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except possibly for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares transferred upon the exercise for the legally required period (currently two years from the date of grant and one year from the date of exercise). If the shares are not held for the legally required period, the participant will recognize ordinary income in the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise or the amount realized from the sale or other disposition exceeds the option price.

For awards of restricted shares, unless the participant elects to be taxed at the time of grant of the restricted stock, the participant will not have taxable income upon the receipt of the award, but upon vesting will recognize ordinary income equal to the fair market value of the Shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

A participant is not deemed to receive any taxable income at the time an award of stock units is granted, nor is the Company entitled to a tax deduction at that time. When vested stock units and any dividend equivalents are settled and distributed, the participant is deemed to receive an amount of ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any). This income is subject to withholding taxes for employees or former employees. The Company is allowed a tax deduction in an amount equal to the ordinary income that the participant is deemed to receive.

At the discretion of the Stock Incentive Plan administrator, the Stock Incentive Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld, and/or by delivering to us or attesting to already-owned shares of the Company’s common stock.

The Company will be entitled to a tax deduction in connection with an award under the Stock Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met. In addition, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to certain of the Company’s executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one year) and if the material terms of such compensation are disclosed to and approved by the Company’s stockholders. We have structured the Stock Incentive Plan with the intention that compensation resulting from awards under the Stock Incentive Plan can qualify as “performance-based compensation” and, if so qualified, would be deductible. Such continued treatment is subject to, among other things, approval of the Stock Incentive Plan by the Company’s stockholders and accordingly we are seeking such approval.

Information Regarding Current Equity Plans

Set forth below is information as of December 31, 2010, regarding the Stock Incentive Plan and the Company’s prior plans. All such prior plans have been terminated and no new grants have been made thereunder since the Stock Incentive Plan was adopted. The information regarding prior plans in the table below relates to grants made prior to the termination of those plans.

Existing Plan Information as of December 31, 2010

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights A	Weighted average exercise price of outstanding options, warrants and rights B	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A) C
Equity compensation plans approved by security holders	2,610,255	$21.72	8,648,939
Equity compensation plans not approved by security holders(a)	2,706,104	$22.34	0
Total	5,316,359	$22.04	8,648,939

(a)	These plans, by their terms, expressly prohibited any grants to directors or executive officers. All such plans were terminated in May 2005, and no future grants may be made under such plans. The information in the table reflects shares issuable upon the exercise of options granted before such plans were terminated.

Description of Equity Plans Not Approved by Stockholders

StockPlus Plan. The StockPlus Plan authorized the grant of stock options to employees other than directors and executive officers. No option could have a term of more than ten years.

Stock Option Plan for Field Employees. The Stock Option Plan for Field Employees authorized the grant of stock options to employees or consultants other than directors and executive officers. No option could have a term of more than ten years.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal. The total vote cast on the proposal also must equal or exceed at least 50% of the number of shares of Common Stock outstanding on the Record Date.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL RELATING TO THE STOCK INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the recently enacted Dodd-Frank Act, stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Although, pursuant to the Dodd-Frank Act, the vote is non-binding, the Compensation Committee and the Board of Directors will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

The Company’s executive compensation programs are designed to attract and retain key individuals who are critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the Company. The Compensation Committee’s view is that, as a personal services business, it is in the Company’s long term best interest to be known as an organization offering the opportunity to achieve superior remuneration in the industry. The Committee believes the vast majority of such remuneration should be contingent on achieving outstanding results. As part of its effort to emphasize performance based compensation, the Committee has set base salaries at levels it considers modest and instead heavily weights remuneration toward performance based compensation. An examination of the Summary Compensation Table will show that the vast majority of each executive’s compensation consists of performance based restricted share awards and performance based cash payments earned under the stockholder approved plans. The Compensation Committee’s policy to provide the opportunity for top level compensation and incentives for extraordinary results has been essentially unchanged for many years, and it is believed that the success of this policy is reflected by the superior results that management has achieved for the Company. More information regarding the Compensation Committee’s philosophy regarding executive officer compensation is set forth in the section titled “Compensation Discussion and Analysis.”

Stockholders are asked to indicate their support for our named executive officer compensation as described in this proxy statement by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.”

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal. The total vote cast on the proposal also must equal or exceed at least 50% of the number of shares of Common Stock outstanding on the Record Date.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL RELATING TO EXECUTIVE COMPENSATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Under the recently enacted Dodd-Frank Act, stockholders are also entitled to cast an advisory vote at the annual meeting to indicate how frequently they wish to cast advisory votes on executive compensation. Although, pursuant to the Dodd-Frank Act, the vote is non-binding, the Compensation Committee and the Board of Directors will consider the outcome of the vote in determining how often to seek advisory votes regarding executive compensation in the future.

The Dodd-Frank Act provides that stockholders may indicate a preference for a vote every year, every other year or every third year. Stockholders may also abstain. Because the vote is advisory only, no specific vote is required for adoption. However, as stated above, the Board of Directors will consider the outcome of the vote, including the frequency that receives a plurality of the votes, in making its determination regarding the frequency of future votes.

As indicated by the Compensation Discussion and Analysis, the Company’s policies and practices have been consistent for a long period of time. The superior results that have been achieved by management indicate that the policies and practices have successfully motivated executives to create long-term value. This has been done by providing stable and consistent incentive programs that address both short-term and long-term objectives.

The Company believes that an annual vote would be consistent with corporate governance best practices. There is the possibility that an annual vote may create a short-term focus. However, the Company is confident that stockholders will have a balanced perspective in reviewing compensation policies and practices. It is therefore recommended that stockholders indicate a preference for an annual vote.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY OF EVERY YEAR. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

STOCKHOLDER MATTERS

Proposal of Matters for Inclusion in Proxy Statement

In order to be included in the Company’s proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received at the principal executive offices of the Company not later than November 28, 2011.

Presentation of Business at Annual Meeting of Stockholders

Any stockholder proposal, including the nomination of an individual for election to the Board of Directors, not intended for inclusion in the Company’s proxy statement and form of proxy must, in addition to satisfying the other requirements of the Company’s By-laws, be received at the principal executive offices of the Company between February 3, 2012 and March 5, 2012, inclusive, in order to be presented at the 2012 Annual Meeting. The following information is required to be included with the submission of any such proposal or nomination: (a) for any nominee for director, all information relating to the candidate as is required to be disclosed in a proxy statement pursuant to the rules of the Securities and Exchange Commission (including such candidate’s written consent), (b) as to any other proposal, a brief description of (i) the proposal, (ii) the reasons for raising the proposal at the meeting and (iii) any material interest the stockholder has in the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER MATTERS

The proxy authorizes the holders to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters which will be presented to the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN KAREL
Secretary

Menlo Park, California

March 23, 2011

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING FORM IN THE ENCLOSED, POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM.

Appendix A

Definitions of Certain Terms Used in the Proxy Statement

Change in Control

As used in the proxy statement discussion of the Senior Executive Retirement Plan, the Stock Incentive Plan, and the various plans and agreements discussed under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control,” the term “Change in Control” means the occurrence of any of the following:

(a) Any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than an employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned (directly or indirectly), by the stockholders of the Company in substantially the same proportions of the ownership of stock of the Company, shall become the beneficial owner of securities of the Company representing 20% or more, of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; PROVIDED, HOWEVER, that a Change in Control shall not be deemed to include the acquisition by any such person or group of securities representing 20% or more of the Company if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purposes or effect, including, without limitation, not in connection with such party (i) making any public announcement with respect to the voting of such shares at any meeting to consider a merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company, (ii) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of the Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of substantial assets of the Company, (iii) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of any substantial assets of the Company, or (iv) otherwise acting, alone or in concert with others, to seek control of the Company or to seek to control or influence the management or policies of the Company.

(b) The liquidation or dissolution of the Company.

(c) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company). As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease within one year to constitute a majority of the Board.

(d) The Company ceases to be an independent publicly owned corporation.

(e) The Company (i) merges or consolidates with or into another corporation in which the holders of the Stock immediately before such merger or reorganization do not, immediately following such merger or reorganization, hold as a group on a fully-diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities, or (ii) sells or otherwise disposes of all or substantially all of its assets.

A-1

Termination other than for Cause

As used in the proxy statement discussion of the Employment Agreement with Harold M. Messmer, Jr., a termination for “Cause” means a termination by the Company of Mr. Messmer’s employment by the Company by reason of Mr. Messmer’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or by reason of Mr. Messmer’s willful material breach of his employment agreement which has resulted in material injury to the Company; provided, however, that Mr. Messmer’s employment shall not be deemed to have been terminated for Cause if such termination took place as a result of any act or omission believed by Mr. Messmer in good faith to have been in the interest of the Company.

As used in the proxy statement discussion of the Severance Agreements with Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, a termination for “Cause” means a termination by the Company of the employee’s employment by the Company by reason of the employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of the employee’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that the employee’s employment shall not be deemed to have terminated for Cause if such termination took place as a result of any act or omission believed by the employee in good faith to have been in the interest of the Company.

A-2

Appendix B

ROBERT HALF INTERNATIONAL INC.

STOCK INCENTIVE PLAN

(As Amended and Restated May 4, 2011)

SECTION 1.  ESTABLISHMENT AND PURPOSE.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Participants to focus on critical long-range objectives, (b) encouraging the attraction and retention of individuals with exceptional qualifications and (c) linking Participants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights. Subject to approval by RHI’s stockholders, this Plan supersedes the Existing Equity Plans, as described herein.

SECTION 2.  DEFINITIONS.

“Actual Performance Goal” shall mean the actual results for the Performance Goal for the Performance Period.

“Affiliate” shall mean any entity other than a Subsidiary, if RHI and/or one of more Subsidiaries own not less than fifty percent (50%) of such entity.

“Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

“Board of Directors” shall mean the Board of Directors of RHI, as constituted from time to time.

“Certification Date” means the date that the Committee makes its written certification of a Final Award.

“Change in Control” shall mean the occurrence of any of the following events:

(i) Any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than an employee benefit plan sponsored by the Company or a corporation owned (directly or indirectly), by the stockholders of the Company in substantially the same proportions of the ownership of stock of the Company, shall become the beneficial owner of securities of RHI representing 20% or more, of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; provided, however, that a Change in Control shall not be deemed to include the acquisition by any such person or group of securities representing 20% or more of RHI if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of RHI, nor in connection with or as a participant in any transaction having such purposes or effect, including, without limitation, not in connection with such party (A) making any public announcement with respect to the voting of such shares at any meeting to consider a merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving RHI, (B) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of RHI (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of RHI, directly or indirectly, relating to a merger or other business combination involving RHI or the sale or transfer of substantial assets of RHI, (C) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of RHI, directly or indirectly, relating to a merger or other business combination involving RHI or the sale or transfer of any substantial assets of RHI, or (D) otherwise acting, alone or in concert with others, to seek control of RHI or to seek to control or influence the management or policies of RHI.

(ii) The liquidation or dissolution of RHI.

(iii) A change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of RHI as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to RHI). As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of RHI just prior to such event shall cease within one year to constitute a majority of the Board of Directors.

(iv) RHI ceases to be an independent publicly owned corporation.

(v) RHI (A) merges or consolidates with or into another corporation in which the holders of the Stock immediately before such merger or reorganization do not, immediately following such merger or reorganization, hold as a group on a fully-diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities, or (B) sells or otherwise disposes of all or substantially all of its assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean a committee of one or more members of the Board of Directors appointed by the Board of Directors (or, as the context permits, a subcommittee of one or more members of the Board appointed by the Committee) to administer the Plan in accordance with the provisions hereof.

“Company” shall mean Robert Half International Inc., a Delaware corporation, and its Subsidiaries.

“Consultant” shall mean a consultant or advisor who provides bona fide services to the Company or an Affiliate as an independent contractor.

“Earnings Per Share” means diluted Earnings Per Share, determined in accordance with generally accepted accounting principles. For purposes of the foregoing sentence, earnings shall mean income before extraordinary items, discontinued operations and cumulative effect of changes in accounting principles and any other objectively verifiable adjustment(s) thereto permitted and pre-established by the Committee in accordance with Code Section 162(m) and after full accrual for the bonuses paid under this Plan. Earnings shall also be determined without regard to the effects of mergers, acquisitions, dispositions and material restructuring of the business that occur after the grant date.

“Eligible Participant” shall mean (i) any individual who is a common-law employee of the Company or an Affiliate; (ii) a member of the Board of Directors; (iii) a member of the board of directors of a Subsidiary or an Affiliate; or (iv) a Consultant.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall mean an officer as defined in Rule 16a-1(f) under the Exchange Act, or any successor provision.

“Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Award. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Award, which is subtracted from the Fair Market Value of a Share in determining the amount payable upon exercise of such SAR.

“Existing Equity Plans” shall mean RHI’s Equity Incentive Plan, StockPlus Plan, Stock Option Plan for Field Employees, Restricted Stock Plan for Field Employees, and Outside Directors’ Option Plan.

“Fair Market Value” shall mean the closing price on the New York Stock Exchange on the date the value is to be determined as reported in THE WALL STREET JOURNAL (Western Edition). If there are no trades on such date, the closing price on the latest preceding business day upon which trades occurred shall be the Fair Market Value.

“Final Award” shall mean the product of (i) the Multiplier and (ii) the Original Award.

“ISO” shall mean an employee incentive stock option described in Code Section 422.

“Misconduct Termination” shall mean a termination by the Company of a Participant’s Service by reason of the Participant’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of the Participant’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that a Participant’s Service shall not be deemed to have terminated in a Misconduct Termination if such termination took place as a result of any act or omission believed by the Participant in good faith to have been in the interest of the Company.

“Multiplier” shall mean (a) the sum of 0.1 and the Performance Goal Ratio, if the Performance Goal Ratio is greater than or equal to 0 and less than 0.9, (b) 1, if the Performance Goal Ratio is greater than or equal to 0.9, or (c) 0, if the Performance Goal Ratio is less than 0.

“Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

“Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

“Optionee” shall mean an individual or estate who holds an Option or SAR.

“Original Award” shall mean the number of shares initially granted pursuant to an Award made subject to a Performance Condition.

“Other Agreement” shall mean any written agreement, whether entered into prior to or subsequent to, the adoption of this plan or the making of an Award under this plan, between Participant and the Company.

“Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of the Company.

“Outside Director Retirement” shall mean termination of an Outside Director’s Service after the later to occur of (i) the 7th anniversary of the Outside Director’s first day of service with RHI as a member of the Board of Directors or (ii) the Outside Director’s 62nd birthday.

“Participant” shall mean an individual or estate who holds an Award.

“Performance Condition” shall mean a performance condition established with respect to an Award in accordance with the provisions hereof.

“Performance Goal” shall mean one or more objective measurable performance factors as determined by the Committee with respect to each Performance Period based upon one or more factors, including, but not limited to: (i) operating income; (ii) earnings; (iii) cash flow; (iv) sales or revenue; (v) expenses; (vi) profit margin; (vii) working capital; (viii) return on equity or assets; (ix) Earnings Per Share; (x) stock price; (xi) price/earnings ratio; (xii) debt or debt-to-equity; (xiii) writeoffs; (xiv) cash; (xv) assets; and/or (xvi) liquidity, each with respect to the Company and/or one or more of its operating units. Awards to Participants who are not subject to the limitations of Code Section 162(m) may be determined without regard to Performance Goals and may involve Committee discretion.

“Performance Goal Ratio” shall mean the result obtained by dividing Actual Performance Goal by Target Performance Goal.

“Performance Period” shall mean the period of service to which the Performance Condition relates.

“Plan” shall mean this Stock Incentive Plan of Robert Half International Inc., as amended from time to time.

“Protiviti Participant” shall mean a Participant who is an employee of Protiviti Inc. (a Subsidiary) or its Subsidiaries.

“Protiviti Retirement” shall mean any voluntary termination of employment with the Company and its subsidiaries by the Protiviti Participant on or after the later to occur of: (a) the first day coinciding with or after the Protiviti Participant’s 56th birthday, (b) the Protiviti Participant’s completion of at least 25 years of cumulative service to the Company, Arthur Andersen LLP, Deloitte Touche Tohmatsu, PricewaterhouseCoopers, KPMG International, Ernst & Young International, and/or any of their respective affiliates, or any other industry-related service acceptable to the Committee, and (c) four and one-half years after the date that the Protiviti Participant was first employed by Protiviti Inc.

“Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

“Restricted Share” shall mean a Share awarded under the Plan.

“Restricted Share Award” shall mean the agreement between RHI and the recipient of a Restricted Share, or the notice to the recipient, which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

“RHI” shall mean Robert Half International Inc., a Delaware corporation.

“SAR” shall mean a stock appreciation right granted under the Plan.

“SAR Award” shall mean the agreement between RHI and an Optionee, or the notice to the Optionee, which contains the terms, conditions and restrictions pertaining to his or her SAR.

“Section 16 Participant” shall mean a Participant who is subject to Section 16 of the Exchange Act with respect to transactions in RHI securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service” shall mean service as an Eligible Participant.

“Share” shall mean one share of Stock, as adjusted in accordance with the adjustment provisions of the Plan (if applicable).

“Staffing/Headquarters Participant” shall mean a Participant other than a Protiviti Participant.

“Staffing/Headquarters Retirement” shall mean any voluntary termination by a Staffing/Headquarters Participant of employment with the Company on or after the later to occur of (a) the Staffing/Headquarters Participant’s 55th birthday, or (b) the 20th anniversary of the Staffing/Headquarters Participant’s first day of service with the Company as a full-time employee.

“Stock” shall mean the Common Stock of RHI.

“Stock Option Award” shall mean the agreement between RHI and an Optionee, or the notice to the Optionee, which contains the terms, conditions and restrictions pertaining to his Option.

“Stock Unit” shall mean a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

“Stock Unit Award” shall mean the agreement between RHI and the recipient of a Stock Unit, or the notice to the recipient, which contains the terms, conditions and restrictions pertaining to such Stock Unit.

“Subsidiary” shall mean any corporation, if RHI and/or one or more other Subsidiaries own not less than fifty percent (50%) of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

“Target Performance Goal” shall mean the Performance Goal set with respect to an Award made subject to a Performance Condition.

“Total and Permanent Disability” shall mean a (i) a physical or mental condition which, in the judgment of the Committee based on competent medical evidence satisfactory to the Committee (including, if required by the Committee, medical evidence obtained by an examination conducted by a physician selected by the Committee), renders the Participant unable to engage in any substantial gainful activity for the Company and which condition is likely to result in death or to be of long, continued and indefinite duration, or (ii) a judicial declaration of incompetence.

SECTION 3. ADMINISTRATION.

(a) Committee Procedures. One or more Committees appointed by the Board of Directors shall administer the Plan. The Board of Directors shall designate one of the members of the Committee as chairperson. Unless the Board of Directors provides otherwise, the Compensation Committee shall be the Committee. The Board of Directors may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall have membership composition which enables (i) Awards to qualify for exemption under Rule 16b-3 with respect to persons who are subject to Section 16 of the Exchange Act and (ii) Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code to so qualify. Only the Compensation Committee may make Award grants and administer the Plan with respect to Section 16 Participants.

The Compensation Committee may also appoint one or more separate subcommittees composed of one or more directors of RHI who need not qualify under either Rule 16b-3 or Section 162(m) of the Code, who may administer the Plan with respect to persons who are not subject to Section 16 of the Exchange Act and/or Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i) To interpret the Plan and to apply its provisions;

(ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv) To determine when Awards are to be granted under the Plan;

(v) To select the Eligible Participants who are to receive Awards under the Plan;

(vi) To determine the number of Shares to be made subject to each Award;

(vii) To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price or Purchase Price, the vesting of the Award (including accelerating the vesting of Awards) and to specify the provisions of the agreement relating to such Award;

(viii) To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, the vesting or duration of the Option (including accelerating the vesting of the Option), to determine whether such Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the Stock Option Award relating to such Option;

(ix) To amend any outstanding Restricted Share Award, Stock Option, Award, SAR Award or Stock Unit Award subject to applicable legal restrictions and to the consent of the Participant who entered into such agreement;

(x) To prescribe the consideration for the grant of each Award under the Plan and to determine the sufficiency of such consideration;

(xi) To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xii) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Restricted Share Award, Stock Option Award, SAR Award, or Stock Unit Award;

(xiii) To take any other actions deemed necessary or advisable for the administration of the Plan;

(xiv) To determine, at the time of granting an Award or thereafter, that such Award shall vest as to all or part of the Shares subject to such Award in the event of a Change in Control.

(xv) To accelerate the vesting, or extend the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate.

In addition, without amending the Plan, the Committee may grant awards under the Plan to eligible employees or consultants who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Company operates or has employees.

Subject to the requirements of applicable law, the Board of Directors may authorize one or more officers of RHI to grant Awards and the Committee may designate persons other than members of the Committee to carry out its responsibilities, and the Committee may prescribe such conditions and limitations as it may deem appropriate, except that the Board of Directors or the Committee may not delegate its authority with regard to

Awards to persons subject to Section 16 of the Exchange Act or Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants, and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan or any Award.

Except arising from any action taken, or failure to act, in bad faith, each member of the Committee, or of the Board of Directors, shall be indemnified and held harmless by RHI against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any agreement under the Plan, and (ii) from any and all amounts paid by him or her, with RHI’s prior approval, in settlement thereof or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall have given RHI a reasonable opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under RHI’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that RHI may have to indemnify them or hold them harmless.

SECTION 4.   ELIGIBILITY.

(a) General Rule. Only Eligible Participants may be granted Restricted Shares, Stock Units, NSOs or SARs. In addition, only individuals who are employed as common-law employees by the Company may be granted ISOs.

(b) Limitation on Awards. In any fiscal year of RHI, no individual shall receive Options, SARs, Restricted Shares and/or Stock Units covering in excess of 2,000,000 Shares in the aggregate; provided, however, that Outside Directors may only receive Awards covering up to 15,000 Shares in the aggregate per Outside Director in any fiscal year of RHI. The limitations under this Subsection shall be subject to adjustment pursuant to the adjustment provisions of the Plan.

SECTION 5.   STOCK SUBJECT TO PLAN.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The maximum aggregate number of Options, SARs, Stock Units and Restricted Shares awarded under the Plan shall not exceed 20,000,000 Shares, of which number no more than 6,000,000 may be awarded subsequent to December 31, 2010. These limits shall be subject to the provisions of the next Subsection and shall be subject to adjustment pursuant to the adjustment provisions of the Plan. No fractional Shares shall be issued under the Plan.

(b) Additional Shares. If Restricted Shares are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any reason before being exercised, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units are settled, then such Stock Units shall be counted in full against the number of Shares available for Awards regardless of the number of Shares (if any) actually issued in settlement of such Stock Units. If SARs are exercised, then such SARs shall be counted in full against the number of Shares available for Awards regardless of the number of Shares (if any) actually issued in settlement of such SARs.

SECTION 6.  RESTRICTED SHARES.

(a) Restricted Share Award. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award between the recipient and RHI. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, including those specified in any Other Agreement. The provisions of the various Restricted Share Awards entered into under the Plan need not be identical.

(b) Payment for Awards. Subject to the following sentence and applicable law, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents, or past services rendered to the Company, as the Committee may determine. To the extent an Award of Restricted Shares consists solely of treasury shares, the Award may be made without consideration furnished by the recipient.

(c) Vesting. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award or as specified in any Other Agreement. Unless the Restricted Share Award or an Other Agreement provides otherwise, each grant of Restricted Shares shall vest with respect to twenty-five percent (25%) of the Shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable vesting date. A Restricted Share Award may provide for accelerated vesting in the event of the Participant’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement. To the extent that an Award of Restricted Shares has not vested prior to, or concurrently with, termination of a Participant’s Service, such Award shall immediately terminate.

(d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as RHI’s other stockholders except as provided in Sections 6(f) and 12 hereof.

(e) Assignment or Transfer of Restricted Shares. Except as provided herein, or in a Restricted Share Award, or as required by applicable law, Restricted Shares shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Subsection shall be void. However, this Subsection shall not preclude a Participant from designating a beneficiary who will receive any outstanding Restricted Shares in the event of the Participant’s death, nor shall it preclude a transfer of Restricted Shares by will or by the laws of descent and distribution.

(f) Dividends on Unvested Restricted Shares. Dividends may not be paid with respect to any portion of a Restricted Share Award granted on or after July 28, 2009, that has not vested. Any dividends declared with respect to any portion of such a Restricted Share Award prior to the vesting of such portion shall be accrued. Such accrued dividends shall be paid within 30 days following vesting, provided that any requirements of Section 12(k) have been satisfied. If all or a portion of such a Restricted Share Award terminates prior to vesting, any accrued and unpaid dividends with respect thereto shall be forfeited. After vesting, dividends shall be paid as normal at the same time and to the same extent as dividends are paid on other Shares, provided that any applicable provisions of Section 12(k) have been satisfied.

SECTION 7.  TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Award. Each grant of an Option under the Plan shall be evidenced by a Stock Option Award between the Optionee and RHI. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan, including those specified in any Other Agreement. The Stock Option Award shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Awards entered into under the Plan need not be identical. A Stock Option Award may not provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price.

(b) Number of Shares. Each Stock Option Award shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with the adjustment provisions of the

Plan. The maximum aggregate number of ISOs awarded under the Plan shall not exceed the number of Shares subject to the Plan under Section 5(a). The limitation of this Subsection shall be subject to adjustment pursuant to the adjustment provisions of the Plan.

(c) Exercise Price. Each Stock Option Award shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100 percent (100%) of the Fair Market Value of a Share on the date of grant. Subject to the foregoing in this Subsection, the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms permitted under the Plan.

(d) Exercisability and Term. Unless the Stock Option Award or an Other Agreement provides otherwise, each Option shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by such Option on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable vesting date. The term of an Option shall be ten (10) years from the date of grant unless the Stock Option Award provides for a shorter term. A Stock Option Award may provide for accelerated vesting in the event of the Optionee’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement, and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service, subject to the provisions of any Other Agreement. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Subsection, the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(e) Nontransferability. Except as set forth in a Stock Option Award, or as provided by an Other Agreement, with respect to an NSO, during an Optionee’s lifetime, his Option(s) shall be exercisable only by him and shall not be transferable, and in the event of an Optionee’s death, his Option(s) shall not be transferable other than by will or by the laws of descent and distribution.

(f) Exercise of Options Upon Termination of Service. Each Stock Option Award shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service. Unless the Stock Option Award or an Other Agreement provides otherwise, Options which are unvested at the time of an Optionee’s termination of Service shall expire upon such termination, and any vested Options shall remain outstanding and exercisable until the earlier of 90 days following such termination and the expiration of the Option’s term. Notwithstanding the foregoing, if exercise of an Option during the 90-day period described in the previous sentence would subject the Optionee to liability under Section 16 of the Exchange Act by reason of transactions by the Optionee prior to the Optionee’s termination of service (“Prior Transaction”), such Option shall be exercisable until the earliest of (a) its normal termination date and (b) the 30th day after the first date upon which the Optionee would not be subject to Section 16 liability by reason of the Prior Transaction. Notwithstanding the foregoing, in the event of an Optionee’s Misconduct Termination, effective as of the date notice of such termination is given by the Committee to the Optionee, all of the Optionee’s vested and unvested Options shall automatically terminate and lapse, unless the Committee shall determine otherwise.

(g) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair his rights or increase his obligations under such Option. Options may not be repriced without the approval of RHI’s stockholders.

SECTION 8.  PAYMENT FOR OPTION SHARES.

(a) General Rule. The entire Exercise Price of Shares issued under the Plan shall be payable in lawful money of the United States of America, as permitted under this Section. Payment may be made by any combination of the methods described in this Section.

(b) Cash. Payment may be made by cash, check, wire transfer or similar means, subject to the requirements of applicable law.

(c) Surrender of Stock. Payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have been owned by the Optionee or his representative for such period of time required to avoid RHI’s recognition of additional compensation expense with respect to the Option for financial reporting purposes as a result of the surrender or attestation of such previously owned shares. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(d) Cashless Exercise. To the extent permitted by applicable law, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to RHI in payment of the aggregate Exercise Price and applicable tax withholding.

(e) Other Forms of Payment. To the extent that a Stock Option Award so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

Notwithstanding anything to the contrary in this Section or in any agreement under the Plan, the Committee may disallow the use of any type of payment that the Committee determines, in its sole discretion, would result in adverse accounting or legal consequences to the Company or Affiliate.

SECTION 9.  STOCK APPRECIATION RIGHTS.

(a) SAR Award. Each grant of a SAR under the Plan shall be evidenced by a SAR Award between the Optionee and RHI. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, including those specified in any other Agreement. The provisions of the various SAR Awards entered into under the Plan need not be identical. A SAR Award may not provide that a new SAR will be granted automatically to the holder thereof when he or she exercises a prior SAR.

(b) Number of Shares. Each SAR Award shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with the adjustment provisions of the Plan.

(c) Exercise Price. Each SAR Award shall specify the Exercise Price, which may not be less than 100 percent (100%) of the Fair Market Value of a Share on the date of grant. A SAR Award may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

(d) Exercisability and Term. Unless the SAR Award or an Other Agreement provides otherwise, each SAR shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by such SAR on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable vesting date. The term of the SAR shall be ten (10) years from the date of grant unless the SAR Award provides for a shorter term. A SAR Award may provide for accelerated exercisability in the event of the Optionee’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement, and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service, subject to the provisions of any Other Agreement. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Exercise of SARs. The SAR Award may provide that, upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from RHI (a) Shares, (b) cash or (c) a combination of Shares and cash. Unless otherwise provided in the SAR Award or an Other Agreement, upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive Shares from RHI. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price. Unless the SAR Award or an Other Agreement provides otherwise, SARs which are unvested at the time of an Optionee’s termination of Service shall expire upon such termination, and any vested SARs which have not been exercised shall remain outstanding and exercisable until the earlier of 90 days following such termination and the expiration of the SAR’s term. Notwithstanding the foregoing, if exercise of a SAR during the 90-day period described in the previous sentence would subject the Participant to liability under Section 16 of the Exchange Act by reason of transactions by the Participant prior to the Participant’s termination of service, such SAR shall be exercisable until the earliest of (a) its normal termination date and (b) the 30th day after the first date upon which the Participant would not be subject to Section 16 liability by reason of the prior transactions. Notwithstanding the foregoing, in the event of an Optionee’s Misconduct Termination, effective as of the date notice of such termination is given by the Committee to the Optionee, all of the Optionee’s vested and unvested SARs shall automatically terminate and lapse, unless the Committee shall determine otherwise.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, impair his rights or increase his obligations under such SAR. SARs may not be repriced without the approval of RHI’s stockholders.

SECTION 10.  STOCK UNITS.

(a) Stock Unit Award. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award between the recipient and RHI. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, including those specified in any Other Agreement. The provisions of the various Stock Unit Awards entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award or as specified in any Other Agreement. Unless the Stock Unit Award or an Other Agreement provides otherwise, each grant of Stock Units shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable vesting date. A Stock Unit Award may provide for accelerated vesting in the event of the Participant’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement. To the extent that an Award of Stock Units has not vested prior to, or concurrently with, termination of a Participant’s Service, such Award shall immediately terminate.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may not be converted into additional Stock Units. Settlement of dividend equivalents may be made only in the form of cash. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to the adjustment provisions of the Plan.

(f) Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with RHI. A beneficiary designation may be changed by filing the prescribed form with RHI at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of RHI. Stock Units represent an unfunded and unsecured obligation of RHI, subject to the terms and conditions of the applicable Stock Unit Award.

(h) Assignment or Transfer of Stock Units. Except as provided herein, or in a Stock Unit Award, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Subsection shall be void. However, this Subsection shall not preclude a Participant from designating a beneficiary who will receive any outstanding Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of Stock Units by will or by the laws of descent and distribution.

SECTION 11.  NO RIGHTS AS A STOCKHOLDER

A Participant shall have no rights as a stockholder with respect to any Award until the date of the issuance of a stock certificate for any Shares covered by such award. No adjustments shall be made, except as provided in the adjustment provisions of the Plan.

SECTION 12.  PERFORMANCE CONDITIONS.

(a) Any Award to an Executive Officer shall be made subject to a Performance Condition with respect to which the Performance Goal shall be Earnings Per Share during the Performance Period in addition to any vesting requirements imposed upon such grant.

(b) Awards to persons other than Executive Officers may, but need not, be made subject to a Performance Condition utilizing any Performance Goal in addition to any vesting requirements imposed upon such grant. The determination as to whether any such grant is subject to a Performance Condition shall be made on or prior to the date of grant.

(c) The Performance Condition shall operate as specified in this Section.

(d) Except in the case of Awards not intended to qualify as “performance-based compensation” under Code Section 162(m), if an Award is made subject to a Performance Condition, the Committee shall be required to establish the Performance Period and Target Performance Goal for such award no later than the time permitted by Section 162(m) of the Internal Revenue Code.

(e) After the public release by RHI of its results for the last fiscal quarter of the Performance Period, the Chief Financial Officer shall, with respect to each Award made subject to a Performance Condition, (a) calculate the Actual Performance Goal, (b) determine the Multiplier, (c) calculate the Final Award, and (d) deliver such calculation to the Committee.

(f) The Committee shall review the information submitted by the Chief Financial Officer and certify, in writing, each Final Award.

(g) To the extent that a Final Award is less than the Original Award, the difference shall be forfeited by the Participant. The Final Award shall bear the same vesting schedule as the Original Award, and on each vesting date the percentage of the Final Award that vests shall be the same as the percentage of the Original Award that would have vested had there been no forfeiture as a result of the Performance Condition.

(h) If all or a portion of an Award made subject to a Performance Condition shall vest prior to the Certification Date by reason of death, Total and Permanent Disability or, if applicable, a Change in Control, then the Performance Condition shall be cancelled and none of such Award shall be subject to reduction or forfeiture as provided by the Performance Condition. Such Award shall be treated in accordance with the terms of this plan relating to vested shares.

(i) If all or a portion of an Award made subject to a Performance Condition shall vest prior to the Certification Date for any reason other than death, Total and Permanent Disability or a Change in Control, no portion of the Award shall be released to or exercised by the Participant until after the Certification Date. No such vesting prior to the Certification Date shall in any way be deemed a satisfaction, waiver or cancellation of the Performance Condition, and such Award shall remain subject to reduction and forfeiture as provided by the Performance Condition.

(j) Once established, a Performance Condition for an Executive Officer may not be waived or cancelled by the Committee.

(k) Dividends may not be paid with respect to any Restricted Share Award that is subject to a Performance Condition until the Final Award has been determined. Any dividends declared on a Restricted Share Award prior to the determination of the Final Award shall be accrued. After determination of the Final Award, such accrued dividends shall be paid, provided that any vesting requirements of Section 6(f) have been satisfied; provided, however, that if the Final Award is less than the Original Award, only an amount equal to the product of (1) the dividends accrued prior to the determination of the Final Award and (2) the Multiplier shall be paid. Any accrued dividends prior to the determination of the Final Award in excess of such amount shall be forfeited. After determination of the Final Award has been made and any vesting requirements of Section 6(f) have been satisfied, dividends shall be paid as normal on such Final Award at the same time and to the same extent as dividends are paid on other Shares.

SECTION 13.  TERMINATION OF SERVICE; LEAVES OF ABSENCE.

Subject to the last sentence of this Section, a Participant’s Service shall terminate when such person ceases to be an Eligible Participant as determined in the sole discretion of the Committee. A Participant’s Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence of less than six (6) consecutive months that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such employee went on leave, unless such employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan. Notwithstanding the foregoing, an Outside Director’s Service shall terminate when he or she is neither a member of the Board of Directors or a consultant to RHI.

SECTION 14.  DEATH; TOTAL AND PERMANENT DISABILITY.

All Awards granted to any Participant shall vest upon such Participant’s death or termination of the Participant’s Service due to Total and Permanent Disability.

SECTION 15.  PERSONS SUBJECT TO SECTION 16 OF THE EXCHANGE ACT.

Any Award held by an individual who is a Section 16 Participant at either or both of (a) the grant date of such Award or (b) the effective date of the Change in Control, shall vest upon the effective date of such Change in Control. Any Option or SAR Award held by an individual who is a Section 16 Participant at either or both of (a) the grant date of such Award or (b) the effective date of such individual’s Outside Director Retirement, Protiviti Retirement or Staffing/Headquarters Retirement, as the case may be, shall vest upon the effective date of such retirement. Any Options or SARs held by a Section 16 Participant which vest by reason of the provisions of this Section or by reason of death or Total and Permanent Disability shall remain outstanding until the earlier of its exercise or its original term.

SECTION 16.  ADJUSTMENT OF SHARES.

(a) Adjustments. In the event of a subdivision of the outstanding Stock, or stock split or reverse stock split, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, reorganization, merger, liquidation, a spin-off, exchange of shares or a similar occurrence (as determined by the Committee in its sole discretion), the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

(i) The number of Shares, Options, SARs, Restricted Shares and Stock Units available for future Awards under the Plan;

(ii) The per person per fiscal year limitations on Awards under the Plan and the maximum aggregate number of ISOs that may be awarded under the Plan;

(iii) The number of Shares covered by each outstanding Award;

(iv) The Exercise Price under each outstanding Option and SAR; or

(v) The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Section, a Participant shall have no rights by reason of any issue by RHI of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of RHI.

(c) Reorganizations. In the event that RHI is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide for:

(i) The continuation of the outstanding Awards by RHI, if RHI is a surviving corporation;

(ii) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii) The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv) Full exercisability or vesting and accelerated expiration of the outstanding Awards; or

(v) Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

(d) Reservation of Rights. Except as provided in this Section, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by RHI of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the Exercise Price. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of RHI to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 17.  AWARDS UNDER OTHER PLANS.

RHI may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under the Plan.

SECTION 18.  LEGAL AND REGULATORY REQUIREMENTS.

No Option may be exercised and no Stock may be issued pursuant to an Option or transferred pursuant to a Restricted Share award unless the Committee shall determine that such exercise, issuance or transfer complies with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, applicable state securities laws, and rules and regulations promulgated under each of the foregoing, and the requirements of any stock exchange upon which the Stock may then be listed or quotation system upon which the Stock may be quoted, and shall be further subject to the approval of counsel for RHI with respect to such compliance. If the Stock subject to this Plan is not registered under the Securities Act and under applicable state securities laws, the Committee may require that the Participant deliver to RHI such documents as counsel for RHI may determine are necessary or advisable in order to substantiate compliance with applicable securities laws and the rules and regulations promulgated thereunder. In no event shall RHI deliver, or be deemed obligated to deliver, cash in lieu of any Share by reason of any failure to satisfy the foregoing provisions.

So long as any restrictions or obligations imposed pursuant to this Plan shall apply to a share, each certificate evidencing such share shall bear an appropriate legend referring to the terms, conditions and restrictions. In addition, RHI may instruct its transfer agent that shares of Stock evidenced by such certificates may not be transferred without the written consent of RHI. Any attempt to dispose of such shares of Stock in contravention of such terms, conditions and restrictions shall be invalid. Certificates representing shares that have not vested or with respect to which minimum withholding taxes have not been paid will be held in custody by RHI or such bank or other institution designated by the Committee.

SECTION 19.  WITHHOLDING TAXES.

(a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to RHI for the satisfaction of any withholding tax obligations that arise in connection with the Plan. RHI shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied. In the event that such withholding taxes are not paid on a timely basis, as determined by RHI in its sole discretion, to the extent permitted by law RHI shall have the right, but not the obligation, to cause such withholding taxes to be satisfied by reducing the number of Shares or cash (if applicable) deliverable or by offsetting such withholding taxes against amounts otherwise due from the Company to the Participant. If withholding taxes are paid by reduction of the number of Shares deliverable to Optionee, such shares shall be valued at the Fair Market Value as of the date of exercise.

(b) Share Withholding. Unless otherwise provided by the Committee, a Participant may satisfy all or part of his or her minimum withholding or income tax obligations by having RHI withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Subject to applicable law and accounting considerations, such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. A Participant may elect to surrender, or attest to the ownership of, previously acquired Shares in excess of the amount required to satisfy his or her minimum withholding or income tax obligations provided that such Shares have been held by the Participant for such period of time required to avoid RHI’s recognition of additional compensation expense for financial reporting purposes as a result of the surrender or attestation of such previously owned shares.

SECTION 20.  NO EMPLOYMENT OR REELECTION RIGHTS.

No provision of the Plan, nor any right or Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Eligible Participant. RHI and its Subsidiaries and Affiliates reserve the right to terminate any person’s Service at any time and for any reason, with or without notice. No provision of the Plan nor any right or Award granted under the Plan shall be construed to create any obligation on the part of the Board of Directors to nominate any Outside Director for reelection by RHI’s stockholders, or confer upon any Outside Director the right to remain a member of the Board of Directors for any period of time, or at any particular rate of compensation.

SECTION 21.  DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall terminate automatically on the meeting of the stockholders of RHI in 2014, unless re-adopted or extended by RHI’s stockholders prior to or on such date and may be terminated on any earlier date by the Board of Directors or the Compensation Committee, as described in the next Subsection.

(b) Right to Amend or Terminate the Plan. The Board of Directors or, to the extent permitted by applicable laws, rules or regulations, the Compensation Committee may amend or terminate the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment or termination of the Plan shall not be materially impaired by such amendment or termination, except with consent of the person to whom the Award was granted. An amendment of the Plan shall be subject to the approval of RHI’s stockholders to the extent required by applicable laws, regulations or rules, including, but not limited to, any applicable rules or regulations of the New York Stock Exchange. In addition, no material amendment may be made to the plan without the approval of RHI’s stockholders.

(c) Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Award granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not adversely affect any Shares previously issued or any Awards previously granted under the Plan.

SECTION 22.  PLAN EFFECTIVENESS.

This Plan shall become effective upon its approval by RHI’s stockholders. Upon its effectiveness, the Plan shall supersede the Existing Equity Plans such that no further awards shall be made under the Existing Equity Plans. This Plan shall not, in any way, affect awards under the Existing Equity Plans that are outstanding as of the date this Plan becomes effective. If RHI’s stockholders do not approve this Plan, no Awards will be made under this Plan and the Existing Equity Plans will continue in effect in accordance with their terms.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

ROBERT HALF

INTERNATIONAL INC.

INTERNET

http://www.proxyvoting.com/rhi

Use the Internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

92460-1

FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1, FOR Proposals 2, 3 and 4, and FOR 1 year with regard to Proposal 5.

The Board of Directors recommends FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3 and 4.

Please mark your votes as indicated in this example

1. ELECTION OF DIRECTORS

Nominees:

01 Andrew S. Berwick, Jr.

02 Edward W. Gibbons

03 Harold M. Messmer, Jr.

04 Barbara J. Novogradac

05 Robert J. Pace

06 Frederick A. Richman

07 M. Keith Waddell

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

2. Ratification of Appointment of Auditor.

3. Proposal regarding Stock Incentive Plan.

4. Advisory vote on executive compensation.

FOR AGAINST ABSTAIN

For Proposal 5, the Board recommends 1 year.

5. Advisory vote to determine the frequency of future advisory votes on executive compensation.

6. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

1 year 2 years 3 years Abstain

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your Robert Half International Inc. account online.

Access your Robert Half International Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Robert Half International Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.rhi.com/14aFilings and http://www.rhi.com/AnnualReport

FOLD AND DETACH HERE

ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road Menlo Park, CA 94025

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Harold M. Messmer, Jr. and Andrew S. Berwick, Jr. as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 9, 2011 at the annual meeting of stockholders to be held on May 4, 2011 or any adjournment thereof.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

92460-1